Exhibit 10.1

ASSET PURCHASE AND SALE AGREEMENT

This ASSET PURCHASE AND SALE AGREEMENT (“Agreement”) dated this 13th day of October, 2005, is made by and among STONEMOR OPERATING LLC, a Delaware limited liability company (“StoneMor LLC”), joined herein by those of its direct and indirect subsidiary entities which are listed in the “Operating LLC” column on Exhibit A attached hereto (all such entities individually and collectively referred to herein as “Buyer LLC”) and those of its direct and indirect subsidiary entities which are listed in the “NQ Sub” column on Exhibit A attached hereto (all such entities individually and collectively referred to herein as “Buyer NQ Sub” and individually and collectively with StoneMor LLC and Buyer LLC, “Buyer”), and SCI FUNERAL SERVICES, INC., an Iowa corporation (“SCI”), joined herein by those of its direct and indirect subsidiary entities which are listed in the “Subsidiary Owner” column on Exhibit B attached hereto (SCI and all such direct and indirect subsidiary entities individually and collectively referred to herein as the “Sellers”);

W I T N E S S E T H:

WHEREAS, Sellers own and operate those funeral, cremation and cemetery businesses which are listed on Exhibit B attached hereto (each location listed on Exhibit B referred to herein as a “Location,” and the business conducted at the Locations referred to individually and collectively as the “Business”); and

WHEREAS, the parties desire to provide for the purchase, sale and transfer of the Business, including certain of the personal property located at, used in connection with, or arising out of, such Business, together with the real estate utilized in the Business, in exchange for cash and other consideration, upon the terms and subject to the conditions herein set forth; and

WHEREAS, this Agreement sets forth the terms and conditions to which the parties have agreed;

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties herein contained, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

Purchase and Sale

Section 1.1 Transfer of Acquired Assets. Subject to the terms and conditions of this Agreement, and except as provided in Section 1.2, Sellers (which as to each particular Location shall be the particular Subsidiary Owner of such Location as designated on Exhibit B hereto) do hereby agree to (or, if applicable, cause their Affiliates to) sell, transfer, convey, assign and deliver to Buyer, and Buyer does hereby agree to purchase and accept from Sellers (or their Affiliates, if applicable), free and clear of all Liens and Liabilities (other than the Assumed Liabilities (as defined below)), all right, title and interest to the following property and rights located at, used in connection with, arising out of or relating to the Business (collectively, the “Acquired Assets”):

(a) The real property described in Schedule 1.1(a) to this Agreement, together with all buildings, structures, improvements, fixtures, easements, benefits and rights and appurtenances benefiting, belonging or pertaining thereto, (the “Owned Real Property”);

(b) All furniture, equipment, tools, supplies and other tangible personal property owned or used by Sellers exclusively or primarily in the operation of the Business as of the date hereof or acquired between the date hereof and the Effective Time, including, without limitation, those items listed on Schedule 1.1(b) to this Agreement;

(c) All vehicles listed on Schedule 1.1(c) to this Agreement;

(d) All caskets, crypts, urns, vaults, monuments, grave spaces, mausoleum spaces, niches, lawn crypts, supplies and other merchandise inventory of the Business (“Inventory”), including, without limitation, the Inventory of the funeral homes included in the Business and the items stored for customers at the cemeteries included in the Business, plus or minus any changes to such Inventory which result from the ordinary course of operation of the Business, consistent with past practices, subsequent to the date(s) of such listing(s) and until the Effective Time (and specifically limited to the rights permitted by or provided under applicable Laws with regard to merchandise designated as being “stored” for customers under Pre-/At-Need Contracts (as defined below)), and all Services in Progress (as hereinafter defined);

(e) All benefits, rights and entitlements of or relating to the Business under and in all contracts, agreements, leases, licenses and commitments listed on Schedule 1.1(e) to this Agreement (“Business Contracts”);

(f) All benefits, rights and entitlements under any leases for any real property at the Locations or otherwise exclusively or primarily related to the Business (whether a Seller is lessee or lessor thereunder) (“Real Property Leases”), including, without limitation, those listed on Schedule 1.1(f) to this Agreement, together with any security deposits held or paid on account of any of the Real Property Leases (the real property leased by any Seller as a lessee or sublessee under the Real Property Leases being referred to herein as “Leased Real Property” and, together with the Owned Real Property, the “Real Property”);

(g) All benefits, rights and entitlements under all of the Contracts, engagements and commitments, written or oral, relating to the provision or sale by the Business of at-need or preneed cemetery, cremation or funeral home merchandise, properties or services and all deposits, prepaid amounts, insurance policies and trust funds relating to such Contracts, engagements and commitments, including, without limitation, those items listed on Schedule 1.1(g) to this Agreement, plus or minus any similar items entered into or obtained in the ordinary course of the operation of the Business subsequent to the date(s) of the listing(s) on Schedule 1.1(g) until the Effective Time (collectively, the “Pre-/At-Need Contracts” and, together with the Business Contracts and the Real Property Leases, the “Assumed Contracts”);

(h) All of the Permits of Sellers necessary for the ownership, operation, maintenance or presently planned expansion (by Sellers) of the Business, to the extent transferable;

(i) All of the issued and outstanding stock or other equity interests of Stephen R. Haky Funeral Home, Inc., a Pennsylvania corporation (which owns and operates the Location of the same name) (“Pre-35 Funeral Home”) and the stock records, minutes and records of shareholders’ and Board of Director meetings and all other corporate books and records of the Pre-35 Funeral Home;

(j) All utility and other deposits previously paid to and/or held by third parties in connection with the operation of the Business as of the Effective Time;

(k) All accounts and notes receivable generated in or relating to the operation of the Business (“Receivables”), including, without limitation, those listed on Schedule

1.1(k) to this Agreement, plus or minus any changes in such receivables which result from the ordinary course of the operation of the Business, consistent with past practices, subsequent to the date(s) of the listing(s) on Schedule 1.1(k) until the Effective Time, but specifically excluding pending trust claims specified in Section 5.5(b)(ii) and pending insurance claims;

(l) All of the Sellers’ rights and incidents of interest in and to causes of action, suits, proceedings, judgments, claims and demands of any nature, whenever maturing or asserted, relating to or arising directly or indirectly out of any of the Acquired Assets or the Business, but specifically excluding pending trust claims specified in Section 5.5(b)(ii) and pending insurance claims; and

(m) All goodwill associated with the Business, together with all lists of present or former customers of the Business, all business books, documents, records, files, databases and reports relating to the Acquired Assets and reasonably necessary for Buyer to continue the Business (collectively, “Seller Records”) (whether or not the Seller Records are physically located at one of the Locations), the telephone numbers and listings for the Business, and all Intellectual Property owned and/or used by the Sellers exclusively or primarily in connection with the Business (“Business Intellectual Property”), including, without limitation, all right, title and interest in and the right to use the trademarks, service marks and trade names for the Locations as listed on Exhibit B hereto. All Seller Records not physically located at one of the Locations shall be copied and, at the election of Buyer, either delivered in person to a representative of Buyer at the location where such Seller Records are held on the Closing Date or shipped to Buyer by Sellers at Buyer’s expense by such delivery service selected by Buyer. All requests and other communications from Buyer to any Seller regarding Seller Records, either before or after the Closing, shall be directed to Ray Gipson, Esquire, Service Corporation International, 1929 Allen Parkway, Houston, Texas 77219, fax: (281) 582-7333.

Except as specifically provided in Section 1.2, it is intended that the assets, properties and rights of the Business to be sold to Buyer pursuant to this Agreement shall include all of the assets, properties and rights reflected in the Schedules relating to the subsections of Section 1.1, other than those assets, properties and rights that may have been disposed of in the ordinary course of business prior to the Effective Time, but including all similar assets, properties and rights of the Business that may have been acquired in the ordinary course of business since the dates of the listings in the Schedules relating to the subsections of Section 1.1 until the Effective Time. Notwithstanding the fact that Buyer is acquiring all of the issued and outstanding equity interests in the Pre-35 Funeral Home, the assets of the Pre-35 Funeral Home are included in the Schedules relating to the subsections of Section 1.1 and for all purposes of this Agreement, such assets shall be included in the term “Acquired Assets.”

Section 1.2 Excluded Assets. Sellers shall not transfer, convey or assign to Buyer, and Buyer shall not purchase, the following assets (collectively, the “Excluded Assets”): (a) non-preneed related cash and cash equivalents, (b) computers, computer software and information and similar rights (provided, however, that none of the Seller Records shall be deemed to be an Excluded Asset, whether or not contained or stored in or on the hard drive of any computers or on any computer system or server, disk or any other electronic media), (c) corporate records, minutes and records of Sellers’ shareholders’ and directors’ meetings (other than those of the Pre-35 Funeral Home), (d) any pending trust claims specified in Section 5.5(b)(ii) and any pending insurance claims, (e) those items specifically identified in Schedule 1.1(b) as being subject to a corporate lease or otherwise excluded from the sale of the Acquired Assets hereunder, and (f) all other assets of the Sellers which are not used exclusively or primarily in the ownership, operation or maintenance of the Business and which are not necessary to the continued operation of the Business in a manner consistent with the Sellers’ past practices, including training, promotional materials, procedure and policy manuals.

Section 1.3 Consideration for Acquired Assets Payable at the Closing. On the terms and subject to the conditions of this Agreement, Buyer, in consideration for the transfer and delivery to it of the Acquired Assets as herein provided, will, in addition to the assumption of liabilities set forth in Section 1.5(a) below, pay to Sellers at the Closing (as defined below) the sum of Thirteen Million, Fifty Thousand Dollars ($13,050,000) (the “Closing Purchase Price”) in the following forms:

(a) the sum of Seven Million, One Hundred Fifty Thousand Dollars ($7,150,000) in cash (“Cash Purchase Price”), to be delivered by bank wire transfer to such account as Sellers shall designate to Buyer in writing at least three business days prior to the Closing Date, and to be increased and/or decreased (as shall be the entire Closing Purchase Price) as follows:

(i) decreased by Buyer’s reasonably documented third-party contractor costs for audit and other due diligence examinations of the Business and the Acquired Assets as contemplated herein, but not to exceed a total reduction of $400,000; and

(ii) increased by the total sum necessary for Sellers to pay all applicable lease purchase and/or sale/transfer tax expenses, as reasonably documented on or prior to the Closing Date, relating to the vehicles listed on Schedule 1.1(c) which are subject to leases from “Wheels, Inc.” as of the Effective Time (“Purchased Lease Vehicles”).

(b) the number of common units (the “Units”) of StoneMor Partners L.P. (“SPLP”) equal in value to $5,900,000, in the aggregate, based on the closing price per unit of SPLP’s common units on The Nasdaq National Market for the second business day immediately preceding the Closing Date (as such closing price is reported on www.nasdaq.com).

Section 1.4 Contingent Consideration Payable After Closing. Reference is made to the Registration Rights Agreement between SPLP and SCI, the form of which is attached hereto as Exhibit C (the “Registration Rights Agreement”). In addition to the Closing Purchase Price, Buyer shall cause SPLP to pay to SCI, as additional consideration for the Acquired Assets, any additional amounts which may become payable after the Closing pursuant to the Registration Rights Agreement.

Section 1.5 Liabilities.

(a) Assumed Liabilities. From and after the Effective Time, Buyer agrees to assume and perform the liabilities and obligations of the Business (“Assumed Liabilities”) under and pursuant to the terms and conditions of any Assumed Contract, but only to the extent such obligations arise, accrue or first become due after the Effective Time under the terms of the Assumed Contracts; provided, however, that Buyer will not assume or be responsible for any such liabilities or obligations which arise from any breach or default by Sellers under any Assumed Contract that occurs prior to the Effective Time or that arises out of or relates to events or circumstances that occur or exist prior to the Effective Time, all of which liabilities and obligations will constitute Retained Liabilities (as defined herein). Notwithstanding anything to the contrary contained in this Agreement or any document delivered in connection herewith, Buyer’s obligations in respect of the Assumed Liabilities will not extend beyond the extent to which Sellers were obligated in respect thereof and will be subject to Buyer’s right to contest in good faith the nature and extent of any liability or obligation (but such right to contest shall not affect Buyer’s indemnification responsibilities under Section 8.4(a)(iii)).

(b) Retained Liabilities. Except as provided in Section 1.5(a) hereof, Sellers will retain, and Buyer will not assume or be responsible or liable with respect to, any Liabilities of the Business that precede the Effective Time (except as specifically provided in subclause (vii) of this Section 1.5(b)), whether or not arising out of or relating to the conduct of the Sellers or associated with or arising from any of the Acquired Assets, whether fixed or contingent or known or unknown (collectively, the “Retained Liabilities”), including, without limitation, the following:

(i) Liabilities relating to any Excluded Asset;

(ii) Liabilities of Sellers that constitute trade payables;

(iii) Liabilities of Sellers arising under or relating to any Assumed Contract to the extent such Liabilities relate to periods prior to the Effective Time or arise from any breach or default by any Seller (or any of its Affiliates) under any Assumed Contract that occurs prior to the Effective Time or that arises out of or relates to events or circumstances that occur or exist prior to the Effective Time;

(iv) Liabilities of Sellers arising under or relating to any Contract other than an Assumed Contract;

(v) Liabilities with respect to (A) any Employee Plan maintained, sponsored, contributed to or participated in by Sellers or any Affiliate of Sellers for the benefit of or relating to any current or former employee of the Business (“Seller Employee Plan”) and the amendment to or the termination of any Seller Employee Plan, or (B) any person at any time employed by Sellers or any Affiliate of Sellers (including, without limitation, any such person who fails to accept an offer of employment by Buyer or any of its Affiliates), and any such person’s spouse, children, other dependents or beneficiaries, with respect to any such person’s employment or termination of employment by Sellers or any Affiliate of Sellers including, without limitation, claims arising under health, medical, dental, disability or other benefit plan for products, supplies or services provided or rendered prior to the Effective Time;

(vi) Sellers’ deferred sales commissions;

(vii) Liabilities of Sellers, based in whole or in part on violations of Law or environmental conditions occurring or existing prior to the Closing and arising out of or relating to Environmental Requirements, except to the extent that such Liabilities are identified in the Environmental Reports.

(viii) Except as otherwise specifically provided in this Agreement, all Liabilities of Sellers for any Tax for (A) operations of the Business prior to the Effective Time; (B) Pre-Closing Tax Periods and Straddle Tax Periods for the Pre-35 Funeral Home to the extent specified in Section 5.13; (C) the transfer of the Acquired Assets; and

(D) income earned by the Pre-Need Trust Funds and the Endowment Care Funds (as each of these terms is defined in Section 5.4) prior to delivery thereof to Buyer’s Trustee pursuant to Section 5.5 below to the extent such income (1) is not taxable to the applicable trusts as independent taxpayer entities, and (2) is withdrawn by or for any Seller or otherwise distributed to any Seller (whether such withdrawal or distribution is made before or after the Effective Time); and

(ix) Liabilities of Sellers arising out of or relating to any Proceeding to which any Seller is a party on the date of this Agreement and relating to the Business or any of the matters referenced on Schedule 1.5(b)(ix).

Section 1.6 Post-Closing Adjustments to Purchase Price.

(a) Audit Report. Sellers and Buyer acknowledge that Harper & Pearson Company, P.C. (the “Independent Auditor”) is currently performing a financial audit and review of the Business and that the report of the Independent Auditor with respect to such audit and review (the “Audit Report”) is expected to be delivered to Buyer within 30 days after the Closing Date. For purposes of this Agreement, the term “Base Gross AR Amount” means the aggregate amount of the gross accounts receivable of all of the cemeteries included in the Business as of June 30, 2005 (excluding any trust claims specified in Section 5.5(b)(ii) and any pending insurance claims), as reflected in the Audit Report (without regard to any allowance for doubtful accounts or other reserve in respect of accounts receivable of the Business), and the term “Base Net Merchandise Trust Amount” means the Net Transferred Merchandise Trust Amount minus the aggregate amount of the Merchandise Liabilities of all of the cemeteries included in the Business, as of the Effective Time. Buyer shall deliver a copy of the Audit Report to SCI within 15 days after receiving the Audit Report. No later than ten (10) days after the Closing Date, SCI shall deliver to Buyer a detailed statement of Merchandise Liabilities as of the Effective Time of each of the cemeteries included in the Business.

(b) Accounts Receivable Adjustment. If the Base Gross AR Amount is less than $6,152,200, then, subject to Section 1.6(e), the Purchase Price shall be decreased by, and SCI shall pay to Buyer, an amount equal to the discounted present value of the amount by which the Base Gross AR Amount is less than $6,476,000, using a discount rate of .065 and a discount period of three (3) years. If the Base Gross AR Amount is greater than $6,799,800, then, subject to Section 1.6(e), the Purchase Price shall be increased by, and Buyer shall pay to SCI, an amount equal to the discounted present value of the amount by which the Base Gross AR Amount is greater than $6,476,000, using a discount rate of .065 and a discount period of three (3) years. If the Base Gross AR Amount is greater than or equal to $6,152,200, but less than or equal to $6,799,800, then no adjustment shall be made to the Purchase Price, and no amount shall be due by any party hereto, under this Section 1.6(b).

(c) Merchandise Trust Adjustment. If the Base Net Merchandise Trust Amount is less than $3,189,150, then, subject to Section 1.6(e), the Purchase Price shall be decreased by, and SCI shall pay to Buyer, the discounted present value of the amount by which the Base Net Merchandise Trust Amount is less than $3,357,000, using a discount rate of .065 and a discount period of ten (10) years. If the Base Net Merchandise Trust Amount is greater than $3,524,850, then, subject to Section 1.6(e), the Purchase Price shall be increased by, and Buyer shall pay to SCI, an amount equal to the discounted present value of the amount by which the Base Net Merchandise Trust Amount is greater than $3,357,000, using a discount rate of .065 and a discount period of ten (10) years. If the Base Net Merchandise Trust Amount is greater than or equal to $3,189,150 but less than or equal to $3,524,850, then no adjustment shall be made to the Purchase Price, and no amount shall be due by any party hereto, under this Section 1.6(c).

(d) Endowment Care Trust Adjustment. If the Transferred Endowment Care Trust Amount is less than $9,266,000, then, subject to Section 1.6(e), the Purchase Price shall be decreased by, and SCI shall pay to Buyer, the Net Endowment Care Adjustment Amount. If the Transferred Endowment Care Trust Amount is greater than $9,266,000, then, subject to Section 1.6(e), the Purchase Price shall be increased by, and Buyer shall pay to SCI, the Net Endowment Care Adjustment Amount.

(e) Net Purchase Price Adjustment Amount. The Purchase Price adjustment amounts provided for in Sections 1.6(b), (c) and (d), if any, shall all be aggregated and netted against each other such that either (i) a single amount shall be payable to Buyer by SCI and no amount shall be payable by Buyer to SCI under this Section 1.6, (ii) a single amount shall be payable by SCI to Buyer, and no amount shall be payable by SCI to Buyer under this Section 1.6, or (iii) no amount shall be payable by any party hereto under either this Section 1.6. By way of example only, if $150,000 is payable by SCI to Buyer pursuant to Section 1.6(b), $50,000 is payable by SCI to Buyer pursuant to Section 1.6(c) and $100,000 is payable by Buyer to SCI pursuant to Section 1.6(d), then SCI shall pay to Buyer, in accordance with Section 1.6(f), an amount equal to $100,000 (i.e., $150,000 + $50,000 - $100,000).

(f) Payment of Purchase Price Adjustment Amounts. Any payment due under Section 1.6(e) by either SCI or Buyer, as the case may be, shall be paid in full, in cash, no later than seventy-five (75) days after the Closing Date, or, if later than such time, twenty (20) days after the date that the Audit Report is delivered to Buyer. Any amounts not paid within such time period shall accrue interest from the Closing Date through the date of payment at the prime rate as reported in The Wall Street Journal, Eastern Edition for the date of the Audit Report.

(g) Tax Treatment. Any payments made pursuant to this Section 1.6 shall be treated by Sellers and Buyer as adjustments to the Purchase Price for all Tax purposes.

Section 1.7 Prorations; Services in Progress; Transaction Taxes.

(a) Sellers shall be responsible for all Taxes (i) arising as a result of the operation of the Business or ownership of the Acquired Assets prior to the Effective Time and (ii) for Pre-Closing Tax Periods of the Pre-35 Funeral Home. At Closing, all real and personal property Taxes shall be prorated between Sellers and Buyer on a per diem basis. Sellers shall also be responsible for all Taxes on income earned by the Pre-Need Trust Funds and the Endowment Care Funds (which are to be transferred to Buyer) prior to delivery thereof to Buyer’s Trustee pursuant to Section 5.5 below to the extent such income (A) is not taxable to the applicable trusts as independent taxpayer entities, and (B) is withdrawn by or for any Seller or otherwise distributed to any Seller (whether such withdrawal or distribution is made before or after the Effective Time), and Sellers shall make all applicable estimated Tax payments to the relevant Taxing Authorities associated with such income. For purposes of determining the amount of Taxes owed by Sellers with respect to the Pre-Need Trust Funds and the Endowment Care Funds, the amount of such Taxes shall be computed as if the tax year of such funds ended on the date of the Final Trust Delivery (as defined in Section 5.5(e) below).

(b) The parties shall cooperate in transferring from the applicable Seller to Buyer all water, electrical, gas and other utility services provided to or benefiting the Real Property, and as and to whatever extent billings are received by any party relating to services utilized both before the Effective Time (for which Sellers shall be responsible) and after the Effective Time (for which Buyer shall be responsible), the parties will cooperate to make appropriate adjustments and reimbursements between them to accomplish the proper allocation of such billings.

(c) All revenues from and direct costs for merchandise paid to third parties in the ordinary course of business associated with Services in Progress will be allocated to Buyer. For purposes of this Agreement, “Services in Progress” means any “at need” funeral or cemetery related services for which a Contract has been entered into, but which have not been completed as of the Effective Time. For purposes of this Agreement, such funeral or cemetery related services are complete when the body or remains have been cremated or interred.

(d) Except as set forth in Sections 1.7(e) and (f) below, Sellers shall be responsible for the timely payment of, and shall indemnify and hold harmless Buyer against, all sales, use, value added, documentary, stamp, gross receipts, registration, transfer (including, without limitation, real estate), conveyance, excise and other similar Taxes and fees (collectively, “Transfer Taxes”) arising out of or in connection with or attributable to (i) the transfer of the Acquired Assets and (ii) the transactions contemplated by this Agreement. Sellers shall prepare and timely file all Tax Returns required to be filed in respect of such Transfer Taxes. Sellers shall be responsible for filing all required notices related to bulk sales laws and shall indemnify and hold harmless Buyer against all Taxes or other Losses that Buyer become liable for as a result of the Sellers’ failure to file any applicable bulk sales notices or pay any of its Taxes.

(e) The parties shall share in the payment of any recording and other similar fees arising out of or in connection with or attributable to the transactions contemplated by this Agreement in accordance with the normal practices in the applicable states in which the various Acquired Assets are located; provided, however, that Sellers shall pay for the recording of the release of any Lien (other than Permitted Encumbrances) with respect to any Acquired Asset.

(f) Except to the extent that any Transfer Tax amounts are included in the amounts paid by Buyer pursuant to Section 1.3(a)(ii), Buyer shall be responsible for the timely payment of, and shall indemnify and hold harmless Sellers against, all Transfer Taxes arising out of or in connection with or attributable to the transfer of the vehicles listed on Schedule 1.1(c) to this Agreement. Buyer shall prepare and timely file all Tax Returns required to be filed in respect of such Transfer Taxes.

Section 1.8 Allocation of Closing Purchase Price.

(a) On or prior to the Closing Date, Buyer and Sellers shall mutually agree upon a written statement (the “Statement of Allocation”) setting forth an allocation of the Closing Purchase Price (“Purchase Price Allocation”) (which for such purpose shall be increased by the amount of the liabilities assumed by Buyer). The Statement of Allocation shall include: (i) the assets to be purchased by each of Buyer LLC and Buyer NQ Sub; (ii) the portion of the Closing Purchase Price (whether cash or Units) that will be paid by or on behalf of Buyer LLC and Buyer NQ Sub to acquire the Acquired Assets, and (iii) an allocation of the portion of the Closing Purchase Price paid by or on behalf of each of Buyer LLC and Buyer NQ Sub (“Purchased Acquired Assets Allocation”) among each of the respective categories of Acquired Assets that are purchased. Buyer and Sellers agree that each of the allocations required to be prepared pursuant to this Section 1.8 shall be prepared in accordance with the provisions of Section 1060 of the Code, the Treasury Regulations promulgated thereunder and any similar provisions of state, local or foreign law, as applicable.

(b) All federal, state, local and foreign income Tax Returns of Sellers and Buyer shall be filed consistently with the information set forth on the Statement of Allocation. Moreover, Sellers and Buyer further agree to file IRS Form 8594 (and any corresponding form required to be filed by a state or local Taxing Authority) in a manner that is consistent with the Purchased Acquired Assets Allocation. Sellers and Buyer agree to promptly provide each other with any information necessary to complete such Tax Returns and IRS Form 8594 (and any corresponding form required to be filed by a state or local Taxing Authority). Sellers and Buyer shall not take any position on a Tax Return, tax proceeding or audit that is inconsistent with any information set forth on the Statement of Allocation.

(c) Sellers and Buyer, as applicable, agree that all “Book-Tax Disparities” (as such term is defined in the First Amended and Restated Limited Partnership Agreement of StoneMor Partners L.P.) on property acquired by Buyer for Units shall be eliminated through application of the principles of Treasury Regulation Section 1.704-3(d).

Section 1.9 Effective Time. The Effective Time of the transfer of the Acquired Assets shall be 12:01 a.m. on the Closing Date.

ARTICLE II

Closing

Section 2.1 Closing. The closing of the transaction provided for in this Agreement (the “Closing”) shall take place at the offices of Buyer’s counsel, Blank Rome LLP, One Logan Square, Philadelphia, PA 19103, on November 1, 2005 (the “Closing Date”), or at such other location, time and date as the parties shall mutually agree. In the event of any postponement thereof, all references in this Agreement to the Closing Date shall be deemed to refer to the time and to the date to which the Closing Date shall have been so postponed as herein provided.

Section 2.2 Instruments of Conveyance and Transfer. At the Closing, the applicable Sellers shall deliver to Buyer such special warranty deeds, bills of sale, endorsements, assignments, title affidavits, stock transfer documents and other documents reasonably requested by the Title Company (as defined in Section 5.7), and such other instruments of transfer, conveyance and assignment as may be reasonably requested by Buyer, in forms reasonably satisfactory to Buyer, in order to more fully vest in Buyer good and marketable title to the Acquired Assets. Sellers shall take all such steps as may be reasonably requested by Buyer to put Buyer in actual possession and control of the Acquired Assets and the Business as of the Closing.

ARTICLE III

Representations and Warranties by Sellers

Sellers (which as to each particular Location shall include SCI and the designated Subsidiary Owner thereof, jointly and severally) hereby represent and warrant to Buyer, both as of the date hereof and as of the Effective Time, as follows:

Section 3.1 Organization; Standing; Authorization; Capacity. Each Seller is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of its state of formation as designated on Exhibit B, with all requisite power and authority to own the Acquired Assets and to conduct the Business as it is now being conducted and is presently proposed (by Sellers) to be conducted. Each Seller is duly qualified to conduct business and is in good standing in each jurisdiction in which the nature of its business or location of its properties makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement by Sellers have been duly and effectively authorized by all necessary action on the part of Sellers, including authorization by the board of directors/managers (as applicable) of each Seller, and no further action or Consent is required in connection with such execution, delivery and performance of this Agreement by Sellers. This Agreement has been duly executed and delivered by each Seller, and constitutes the valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms.

Section 3.2 Financial Information. The unaudited income and expense statements for each Location making up the Business for the twelve month periods ending December 31, 2002, 2003 and 2004 (collectively, the “Income Statements”), copies of which are attached hereto as Schedule 3.2, accurately reflect in all material respects the income and expenses of such Locations for the periods covered.

Section 3.3 Tax Matters.

(a) Except as set forth on Schedule 3.3: (i) each Seller and the Pre-35 Funeral Home has properly and timely filed all Tax Returns required to be filed by it, which, with respect to the Pre-35 Funeral Home, were correct and complete in all material respects; (ii) each Seller and the Pre-35 Funeral Home has paid all Taxes required to be paid by it (whether or not shown on a Tax Return); and (iii) there are no encumbrances for Taxes on the Acquired Assets or the assets of the Pre-35 Funeral Home other than for Taxes not yet due and payable.

(b) Except as set forth on Schedule 3.3: (i) since January 1, 2000, no audit or other tax proceeding of the Pre-35 Funeral Home by any Taxing Authority has ever been conducted, is currently pending or, is threatened; (ii) no notice of any proposed Tax audit, or of any Tax deficiency or adjustment, has been received by the Pre-35 Funeral Home, and there is no known reasonable basis for any Tax deficiency or adjustment to be assessed against the Pre-35 Funeral Home; (iii) there are no agreements or waivers currently in effect that provide for an extension of time for the assessment of any Tax against the Pre-35 Funeral Home; and (iv) no claim has ever been made by a Taxing Authority in a jurisdiction where the Pre-35 Funeral Home does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(c) Each Seller and the Pre-35 Funeral Home has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other person for all periods for which the statutory period of limitations for the assessment of such Tax has not yet expired and all IRS Forms W-2 and 1099 (and other applicable forms required to be filed by a state or local Taxing Authority) required with respect thereto have been properly completed and timely filed.

(d) None of the Sellers is a “foreign person” as such term is defined in Section 1445(f)(3) of the Code.

(e) All amounts received by Sellers on sales by the Business which are required under applicable state law to be trusted have been deposited in trust and all Tax Returns required to be filed concerning such trusts and the income from such trusts have been filed through all fiscal years ending prior to the Closing Date.

(f) The Pre-35 Funeral Home is not and has not been a party to any Tax allocation or Tax sharing agreement. The Pre-35 Funeral Home is not a member of any Affiliated Group (as defined in Section 1504(a) of the Code or any corresponding provision of state, local or foreign Tax Law) other than the Affiliated Group of which SCI is the parent. The Pre-35 Funeral Home does not have any Liabilities for Taxes of any Person (A) under United States Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), except those which shall be discharged by SCI or one of its Affiliates, (B) as a transferee or successor, or (C) by contract or otherwise.

(g) The Pre-35 Funeral Home has not been the “distributing corporation” (within the meaning of Section 355(a)(1) of the Code or any corresponding provision of state, local or foreign Tax Law) nor the “controlled corporation” (within the meaning of Section 355(a)(1) of the Code or any corresponding provision of state, local or foreign Tax Law) within the two-year period ending as of the date of this Agreement.

(h) The Pre-35 Funeral Home (i) has not agreed to and is not required to make any adjustment pursuant to Section 481(a) of the Code; (ii) has no knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method with respect to the Pre-35 Funeral Home; and (iii) has no application pending with any Taxing Authority requesting a change in accounting method.

(i) The Pre-35 Funeral Home will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax Law); (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) intercompany transactions or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding provision of state, local or foreign income Tax Law).

(j) The Pre-35 Funeral Home is not subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other Taxing Authorities. No power of attorney currently in force has been granted by the Pre-35 Funeral Home concerning any Tax matter.

Section 3.4 No Violation. Neither the execution and delivery of this Agreement by the Sellers nor the performance of their respective obligations hereunder or thereunder will, subject to receipt of all Required Consents, (a) violate, conflict with or result in a breach of any Law, (b) violate, conflict with or result in a breach or termination of, or otherwise give any contracting party additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any organizational documents (i.e., charter, bylaws, operating agreement, partnership agreement or similar document), any note, deed, lease, instrument, permit, security agreement, mortgage, commitment, contract, agreement, order, judgment, decree, license or other instrument or agreement, whether written or oral, express or implied, including, without limitation, the Assumed Contracts, to which Sellers are a party or by which any of the Acquired Assets or the Business is bound, or (c) result in the creation or imposition of any Liens with respect to the Acquired Assets or the Business.

Section 3.5 Status of Acquired Assets.

(a) Title to Acquired Assets. Sellers have fee simple title to the Owned Real Property, a valid leasehold interest in the Leased Real Property and good and marketable title to all of the Acquired Assets, subject to no Liens, except for Permitted Encumbrances and as otherwise disclosed in Schedule 3.5. At the Closing, Buyer will acquire fee simple title to the Owned Real Property, a valid leasehold interest in the Leased Real Property and good and marketable title to all of the Acquired Assets, in each case free and clear of any and all Liens except Permitted Encumbrances. Other than as disclosed in Schedule 3.5, no Seller has entered into any Contract granting rights to third parties in any real or personal property of Sellers included in the Acquired Assets, and no Person has any right to possession or occupancy of any of the Acquired Assets.

(b) Condition of Acquired Assets. The Real Property and the tangible Acquired Assets that are reasonably necessary for the operation of the Business are in operating condition and reasonable repair (subject to normal wear and tear) and are sufficient to permit Buyer to conduct the Business as presently conducted.

Section 3.6 Improvements. To the Knowledge of Sellers, no municipal or other governmental improvements affecting the Real Property are in the course of construction or installation, and no such improvement has been ordered to be made; and any municipal or other governmental improvements affecting the Real Property which have been constructed or installed have been paid for and will not hereafter be assessed (except with respect to any currently recorded assessments which are to become due after the Closing), and all assessments heretofore made have been paid in full, other than any recorded assessments which are to become due after the Closing; and Sellers have not entered into any private contractual obligations relating to the installation of or connection to any sanitary sewers, storm sewers or any other improvements.

Section 3.7 Real Property Approvals. To the Knowledge of Sellers, all permanent certificates of occupancy and all other licenses, permits, authorizations, consents, certificates and approvals required by all Governmental Authorities having jurisdiction and the requisite certificates of the local board of fire underwriters (or other body exercising similar functions), if applicable, have been issued for all of the Real Property, have been paid for, and are in full force and effect.

Section 3.8 Zoning. Except as disclosed on the letters delivered by the zoning code enforcement officers for the municipalities where the Real Property is located, Sellers have not received notice from any Governmental Authority that: (i) any parcel of the Real Property is not in compliance with current zoning and use classifications under the respective municipal zoning ordinance governing such Real Property; (ii) any cemetery or funeral home use, as the case may be, at or on the Real Property is not a permitted use or an existing non-conforming use thereunder; and (iii) the current construction, operation and use of the buildings and other improvements constituting the Real Property violate any zoning, subdivision, building or similar law, ordinance, order, regulation or recorded plat or any certificate of occupancy issued for the Real Property.

Section 3.9 No Violations Relating to Real Property. No portion of the Real Property, and no current use of the Real Property, is in violation of any applicable Law, except where such violation would not have a Material Adverse Effect. Sellers have not received notice of any presently outstanding and uncured violations of any building, housing, safety or fire ordinances with respect to the Real Property.

Section 3.10 Real Estate Taxes. Sellers have not received notice of any proceeding pending for the adjustment of the assessed valuation of all or any portion of the Real Property. To Sellers’ Knowledge, there is no abatement, reduction or deferral in effect with respect to all or any portion of the real estate Taxes or assessments applicable to the Real Property.

Section 3.11 Eminent Domain. Sellers have not received any notice of any condemnation proceeding or other proceedings in the nature of eminent domain (“Taking”) in connection with the Real Property and, to Sellers’ Knowledge, no Taking has been threatened.

Section 3.12 Inventory. Sellers have good and marketable title to the Inventories free and clear of any and all Liens (other than a customer’s rights in items being stored for such customer). The Inventory does not consist of any material amount of items that are obsolete or damaged or items held on consignment. Sellers have not acquired or committed to acquire or produce Inventory for sale which is not of a quality usable in the ordinary course of business within a reasonable period of time and consistent with past practice.

Section 3.13 Litigation. No Proceeding before any Governmental Authority, mediator or arbitrator is pending or, to Sellers’ Knowledge, threatened, involving any Seller wherein a judgment, decree, order, settlement or other resolution would have a Material Adverse Effect, or which would prevent the carrying out of this Agreement, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded, or require Buyer to divest itself of any of the Acquired Assets or the Business. To Sellers’ Knowledge, no facts or circumstances or other events have occurred that can reasonably be expected to give rise to any such Proceeding.

Section 3.14 Court Orders and Decrees. There is not outstanding or, to the Knowledge of Sellers, threatened any order, writ, injunction or decree of any Governmental Authority, mediator or arbitrator against or affecting any Seller, relating to any of the Acquired Assets or the Business.

Section 3.15 Trade Names. The Location names set forth on Exhibit B constitute all of the trade names held for use or used by the Sellers in connection with the Business and, other than such tradenames, there are no Trademarks that are material to the Business. Sellers have the legal right to use the Location names set forth on Exhibit B, as used by Sellers in connection with the Business, without the Consent of any other Person.

Section 3.16 Preneed and Trust Accounts and Contracts.

(a) All monies paid to Sellers for the benefit of the Business in respect of the Pre-/At-Need Contracts have been, and as of the Closing will be, set aside and identified as set forth in Schedule 1.1(g). Sellers have complied with the terms and conditions of the Pre-/At-Need Contracts. Sellers are not in default or breach of any Pre-/At-Need Contract.

(b) The amounts (including interest) held in trust in respect of each of the Pre-/At-Need Contracts, including, without limitation, perpetual care funds, endowment care funds, extended care funds, merchandise trust funds and prearranged mortuary trust funds (collectively, the “Trust Funds”), are held in conformity with all applicable Laws. All of Sellers’ required contributions to, withdrawals from and investment and other uses of the Trust Funds have been made in accordance with all applicable Laws, and Sellers will have paid as of the Closing (or will pay after Closing when due), all commissions due and owing to commissioned sales people in respect of the Pre-/At-Need Contracts. No Seller has Knowledge of any actual or alleged non-compliance on the part of any Seller (or any Affiliate of any Seller) with respect to the Trust Funds.

(c) For those Pre-/At-Need Contracts that are funded by insurance or performance bonds, Sellers have purchased all such insurance policies and performance bonds required to legally fund or secure all such Pre-/At-Need Contracts, and no future premiums or other amounts remain to be paid, except for those instances where, pursuant to the terms of such insurance policies or performance bonds and in the ordinary course of business, the policies or performance bonds specify payment of premiums or other amounts over time. All such insurance policies and performance bonds are fully identified on Schedule 1.1(g).

(d) All of the Trust Funds are interest bearing trust accounts or other investment accounts that are permissible under applicable Laws. All of the Trust Funds are identified and described under Schedule 1.1(g), which Schedule also attaches copies of any and all trust agreements entered into by Sellers and a list of the financial institutions described therein.

Section 3.17 Contracts. Except for the Assumed Contracts (copies of which have been delivered to Buyer), no Seller, nor any Affiliate of any Seller, is a party to or bound by any material Contract relating to the Acquired Assets or the Business. Except as disclosed on Schedule 3.17, all of the Assumed Contracts are in full force and effect, and there exists no default or breach thereunder by any Seller or, to Sellers’ Knowledge, other than with respect to any Pre-/At-Need Contracts, any other party thereto. No Seller has received any notice (written or oral) indicating the intention of any party to any Assumed Contract to amend, modify, rescind or terminate such Assumed Contract. All of the Assumed Contracts are in full force and effect and are enforceable against the Seller and any of its Affiliates that is a party thereto and, to Sellers’ Knowledge, against all other parties thereto in accordance with their terms and applicable Laws.

Section 3.18 Licenses and Permits. Except as set forth on Schedule 3.18, the Sellers hold all of the Permits required to own, operate and maintain the Business under any applicable Law as currently conducted or proposed (by Sellers) to be conducted (“Existing Permits”), and all Existing Permits are, and as of immediately prior to the Closing will be, in full force and effect. To the Sellers’ Knowledge, except as set forth on Schedule 3.18, there are no material restrictions on Buyer’s ability to replace or renew any of the Existing Permits. Sellers are in compliance with all Existing Permits, except where the failure to be in compliance would not have a Material Adverse Effect.

Section 3.19 Consents. Sellers have, or will have prior to the Closing, obtained, satisfied or made all Consents (the “Required Consents”) that are required to be obtained, satisfied or made pursuant to any Laws, Permits, Assumed Contracts or other agreements by which Sellers, or any of their properties or business assets, including, without limitation, the Acquired Assets, are bound in connection with (a) the execution and delivery of this Agreement by Sellers, or (b) the sale and transfer to Buyer of the Acquired Assets, including, without limitation, the Assumed Contracts and, if transferable to Buyer under applicable Law, the Existing Permits.

Section 3.20 Compliance with Laws. The Business presently is conducted, and the Acquired Assets and their respective uses are, in compliance with all Laws applicable to them, including, without limitation, the funding of or maintaining of all Trust Funds in compliance with applicable Laws or to the posting of performance bonds in lieu thereof, except where the failure to so comply would not have a Material Adverse Effect. No Seller has received any written notice of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to, or which could result in a Material Adverse Effect.

Section 3.21 OSHA and ADA. There is no Proceeding pending with respect to any Seller, and, to Sellers’ Knowledge, no charge or claim has been made against any Seller that has not been dismissed, discharged or otherwise fully resolved, under the Occupational Safety and Health Act (“OSHA”) and the Americans with Disabilities Act (“ADA”) pertaining to the facilities and operations of the Business.

Section 3.22 Labor Relations. Sellers are not a party to any collective bargaining or union Contract and are not aware of any current union organization effort with respect to employees of the Business. There are no pending or unresolved unfair labor practice complaints from or with respect to any employees of the Business. Since December 31, 2004, Sellers have not received any written notice of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees of the Business. Since December 31, 2004, no Seller has had an “employment loss” within the meaning of the WARN Act or any similar Law.

Section 3.23 Employees and Independent Contractors. Schedule 3.23 sets forth a list of all employees of the Business, together with (a) their titles or responsibilities, (b) their salaries or wages during the 2004 calendar year, (c) their dates of hire, (d) any employment or severance agreements with them, and (e) any outstanding loans or advances made to them. Except as limited by any employment Contracts listed in Schedule 3.23 and except for any limitations of general application which may be imposed under applicable employment Laws, Sellers have the right to terminate the employment of each employee of the Business at will and without incurring any penalty or liability other than Retained Liabilities. Sellers are in compliance with all Laws respecting employment practices, except where the failure to so comply would not have a Material Adverse Effect. To Sellers’ Knowledge, no employee of the Business has provided to any Seller (or any Affiliate of any Seller) written notice of such employee’s intent to terminate his or her employment with the Business after the date hereof.

Section 3.24 No Brokers. No Seller, nor any Person acting on behalf of any Seller, has agreed to pay to any Person any commission, finder’s or investment banking fee, or similar payment in connection with this Agreement or the transactions contemplated thereby, nor has any Seller, or any Person acting on behalf of any Seller, taken any action on which a claim for any such payment could be based.

Section 3.25 Accounts Receivable. None of the Receivables have been sold and/or factored. All Receivables arising since December 31, 2004, represent bona fide claims of Sellers against debtors of the Business for sales made, services performed or other charges or valid consideration arising on or before the date hereof. All such Receivables are valid and enforceable claims for payment consistent with past practices, without, to Seller’s Knowledge, setoff or counterclaim.

Section 3.26 Operations in Ordinary Course of Business. Since December 31, 2004, Sellers have operated and conducted the Business in the ordinary and usual course consistent with past practices. Since December 31, 2004, there has been no material adverse change in the financial condition, assets, liabilities, or operations of the Business, nor have any events occurred, nor to Sellers’ Knowledge do there exist any circumstances, which would constitute, either before or after the Closing, any such change. Without limiting the generality of the foregoing and except as set forth on Schedule 3.26, since December 31, 2004, no Seller has:

(a) sold, assigned, leased or transferred any of their assets, which are material to the Business singly or in the aggregate, other than assets sold or disposed of in the ordinary course of business, consistent with past practice;

(b) canceled, terminated, amended, modified or waived any material term of any Contract relating to the Business to which they are a party or by which they or any of their assets is bound providing for aggregate annual revenues to such Seller in excess of $25,000;

(c) (i) increased the base compensation payable or to become payable to any of its employees or independent contractors, except for normal periodic increases in such base compensation in the ordinary course of business, consistent with past practice, (ii) increased the sales commission rate payable or to become payable to any of its employees or independent contractors except in the ordinary course of business consistent with past practices (including, without limitation, past practices with respect to amounts and timing), (iii) granted, made or accrued any loan, bonus, fee, incentive compensation (excluding sales commissions), service award or other like benefit, contingently or otherwise, to or for the benefit of any of its employees or independent contractors, except in the ordinary course of business consistent with past practices (including, without limitation, past practices with respect to amounts and timing), or (iv) entered into any new employment, collective bargaining or consulting agreement or caused or suffered any written or oral termination, cancellation or amendment thereof (except for Assumed Contracts or with respect to any employee at will without a written agreement);

(d) executed any lease for real or personal property for the Business or incur any Liability therefor except as otherwise disclosed herein;

(e) suffered any damage, destruction or loss (whether or not covered by insurance) affecting the Business or any assets used in the Business that exceeds $25,000 in any one instance or $100,000 in the aggregate; or

(f) mortgaged or pledged, or otherwise made or suffered any Lien (other than any Permitted Encumbrance) on, any material asset of the Business or group of assets that are material in the aggregate to the Business.

Section 3.27 Capitalization of the Pre-35 Funeral Home.

(a) The authorized capital stock of (or other equity securities of or units of interest in) the Pre-35 Funeral Home is set forth on Schedule 3.27. All of the issued and outstanding shares of capital stock (or other equity securities of or units of interest in) of the Pre-35 Funeral Home (“Pre-35 Funeral Home Equity”) are owned (beneficially and of record), free and clear of all Liens, by SCI. There are no outstanding options (whether under an option plan or otherwise), rights (preemptive or otherwise), warrants, calls, convertible securities, commitments, Contracts or any other arrangements to which the Pre-35 Funeral Home is a party requiring or restricting the issuance, sale or transfer of any equity securities of or units of interest in the Pre-35 Funeral Home or any securities convertible directly or indirectly into equity securities of or units of interest in the Pre-35 Funeral Home or evidencing the right to subscribe for any equity securities of or units of interest in the Pre-35 Funeral Home, or giving any Person any rights with respect to the equity securities of or units of interest in the Pre-35 Funeral Home. There are no voting agreements, voting trusts, other agreements (including cumulative voting rights), commitments or understandings with respect to the equity securities of or units of interest in the Pre-35 Funeral Home. There are no bonds, debentures, notes or other obligations or securities of any Seller the holders of which have the right to vote with the equityholders (including any particular series or class thereof) of the Pre-35 Funeral Home on any matter submitted to a vote by such equityholders.

(b) The Pre-35 Funeral Home Equity has been duly authorized and validly issued and is fully paid and non-assessable with no liability attaching to the ownership thereof, is not subject to, and was not issued in violation of any preemptive rights and, subject to the charter, bylaws or other organizational documents of the Pre-35 Funeral Home, is not subject to any preemptive rights except as otherwise waived.

(c) The Pre-35 Funeral Home does not own, either directly or indirectly, of record or beneficially any shares or other equity interests in any corporation, partnership, limited partnership, limited liability company, limited liability partnership, joint venture, trust or other business entity related to, or in competition with, the Business.

Section 3.28 Investment Company Act. None of the Sellers is, or has at any time been, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.29 Public Utility Holding Company Act. None of the Sellers is, or has at any time been, a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 3.30 Compliance with Cemetery Laws. In connection with their ownership and operation of each cemetery Location, each Seller has complied in all material respects with all applicable Laws governing the operation of cemeteries, the provision of cemetery services and the sale of cemetery merchandise. Furthermore, with respect to the ownership and operation of each cemetery Location, there are no pending or, to the Knowledge of Sellers, threatened claims or suspensions against any Seller by any Person related to the operation of cemeteries, the provision of cemetery services and the sale of cemetery merchandise.

Section 3.31 Full Disclosure. None of the representations and warranties made by Sellers in this Agreement (including the Schedules hereto) or in any document delivered to Buyer by or on behalf of any Seller pursuant to Section 7.1, contains any untrue statement of a material fact, or omits any material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

Section 3.32 No Other Representations or Warranties. Except as expressly stated in this Agreement, Sellers make no other representation or warranty of any kind whatsoever.

ARTICLE IV

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Sellers, both as of the date hereof and as of the Effective Time, as follows:

Section 4.1 Authority.

(a) Each of StoneMor LLC and Buyer LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Buyer NQ Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. The execution, delivery and performance of this Agreement by StoneMor LLC and each Buyer LLC and Buyer NQ Sub, have been duly authorized and consented to by the Board of Managers or the Board of Directors of such Person (as the case may be), and no other or additional consent or authorization on the part of such Person is required in connection therewith. The consummation of the transactions contemplated by this Agreement will not result in a breach, violation or default by StoneMor LLC, Buyer LLC or Buyer NQ Sub of or under any judgment, decree or Contract applicable to any of them except to the extent that any such breach, violation or default would not reasonably be expected to have a material adverse effect on the ability of StoneMor LLC, Buyer LLC and Buyer NQ Sub to perform their obligations hereunder.

(b) Upon execution and delivery hereof, this Agreement shall constitute the valid and binding obligation of StoneMor LLC, Buyer LLC and Buyer NQ Sub, enforceable against each of them in accordance with its terms.

Section 4.2 Partnership Units. The issuance and delivery of the Units have been duly authorized by all necessary action on the part of StoneMor Partners, L.P. Upon issuance in accordance with the terms of this Agreement, the Units will be validly issued in accordance with the terms of the First Amended and Restated Limited Partnership Agreement of StoneMor Partners, L.P.

Section 4.3 No Brokers. Neither Buyer, nor any Person acting on behalf of Buyer, has agreed to pay a commission, finder’s or investment banking fee, or similar payment in connection with this Agreement or any matter related hereto to any Person, nor has any such Person taken any action on which a claim for any such payment could be based.

Section 4.4 Knowledge of Seller Breach. None of the Buyer Representatives (as defined below) have actual knowledge of a breach by any Seller of any representation or warranty contained in Article III, or any covenant or agreement to be performed or complied with by Sellers in accordance with this Agreement prior to the Effective Time. For purposes of this Section 4.4, the term “Buyer Representative” means William R. Shane, Paul Waimberg, Frank Milles, Michael Stache, Gregg Strom, Alan Fisher, Ken Lee, Penny Casey and Tim Yost, and such persons shall be deemed to have actual knowledge of any breach referred to in the preceding sentence of which any individual assigned by a third-party representative or advisor of Buyer to provide substantial services in connection with the transaction contemplated hereby has actual knowledge.

Section 4.5 No Other Representations or Warranties. Except as expressly stated in this Agreement, Buyer makes no other representation or warranty of any kind whatsoever.

ARTICLE V

Covenants

Section 5.1 Access to Business. From and after the date of this Agreement, Sellers will give Buyer and its representatives full and free access to all properties, Contracts, books and records of the Business so that Buyer may have full opportunity to make such investigation as it shall desire to make of the affairs of the Business, including, without limitation, the conduct of any environmental investigations or assessments, provided that (i) such investigation or assessment shall not unreasonably interfere with the operations of the Business, and (ii) prior to Buyer or any of its representatives or contractors contacting any particular Location or Location personnel, Buyer shall first communicate with and receive approval from Ray Gipson or Michael Lehmann, which approval shall not be unreasonably withheld. Sellers agree to furnish to Buyer and its representatives all data and information concerning the Acquired Assets and the Business that may be reasonably requested by them to conduct a complete and thorough due diligence review of the Acquired Assets, the Business and the employees of the Business.

Section 5.2 Conduct of Business Pending Closing. From and after the date of this Agreement until the Closing, and except as otherwise permitted by this Agreement or as consented to by Buyer in writing, Sellers covenant that:

(a) Sellers will conduct the Business only in the ordinary course consistent with past practices, which shall include, without limitation, compliance in all material respects with all applicable Laws and the maintenance in force of all insurance policies;

(b) Sellers shall maintain the Acquired Assets in their current state of repair, excepting normal wear and tear and use their commercially reasonable efforts to protect the goodwill of the Business and to maintain for the Business the current relationships with suppliers and customers of the Business and others having business relations with the Business;

(c) Sellers shall use their commercially reasonable efforts to ensure that key employees and key independent contractors continue their association with the Business through the Closing Date; and

(d) Sellers shall not engage in any practice, take, fail to take, or omit any action, or enter into any transaction, (i) of the kind described in Section 3.26 or (ii) which would make any of the representations and warranties in Article III not true.

Section 5.3 Consents and Licenses. Sellers will use their commercially reasonable efforts to obtain, satisfy or make, prior to the Closing, all Required Consents.

Section 5.4 Buyer’s Trustee and Endowment Care and Pre-Need Trust Funds. Buyer shall, prior to Closing, (i) secure all licenses, permits and other governmental authorizations and approvals required by the Commonwealth of Pennsylvania and the States of North Carolina, Alabama and Georgia as a prerequisite to Buyer selling Pre-/At-Need Contracts or accepting funds paid by customers toward Pre-/At-Need Contracts with the Business; and (ii) select and formally designate a trustee or trustees (“Buyer’s Trustee”) that is qualified under applicable Laws to receive all bank, trust or other funds or accounts, excluding insurance premium payments, containing amounts that have been received by Sellers prior to the Effective Time pursuant to Pre-/At-Need Contracts for pre-need funeral or cemetery merchandise and/or services to be provided by the Business (“Pre-Need Trust Funds”), or which are being held as endowment care, perpetual care, extended care or similar trust funds (“Endowment Care Funds”), or which are being held as pre-construction trust funds (“Pre-construction Trust Funds”) (all herein collectively the “Trust Funds”). At or prior to Closing, Buyer shall present to Sellers documentary evidence of satisfaction of the above requirements (“Trust Fund Verification Documents”). On the Closing Date, all amounts held in the Trust Funds shall be transferred for safekeeping to Buyer’s Trustee, provided that certain amounts shall be transferred to Buyer’s Trustee after Closing pursuant to Section 5.5. Buyer agrees that all such amounts will be held, administered and withdrawn in accordance with state and federal law. Also prior to Closing, Buyer shall obtain and have available at Closing for delivery to the North Carolina Cemetery Commission, a bond which is legally and financially adequate to cause the North Carolina Cemetery Commission to release the existing bond(s) currently in its possession and previously provided to it by SCI North Carolina Funeral Services, Inc. regarding that entity’s Pre-/At-Need Contract performance liability for all of the North Carolina cemetery Locations.

Section 5.5 Delivery of Trust Funds.

(a) At the Closing, Sellers shall cause the trustees that hold the Trust Funds (“Sellers’ Trustees”) to deliver to Buyer’s Trustee, by wire transfer in accordance with the instructions from Buyer and/or Buyer’s Trustee, amounts from each of the various Trust Funds equal to approximately 90% of the Closing Date balances thereof (the “Initial Trust Delivery”).

(b) For a period of not more than 60 days after the Closing Date, Sellers shall continue to make (i) deposits to the undelivered portion of the Trust Funds (the “Retained Trust Funds”) as legally and contractually required with respect to payments upon Pre-/At-Need Contracts received by Sellers after the Closing, and (ii) withdrawals from the Retained Trust Funds for legally and contractually allowed amounts with respect to Pre-/At-Need Contracts serviced by Sellers or other appropriate withdrawals, all in accordance with Sellers’ historical practices in those regards and consistent with applicable Laws.

(c) Also during the 60-day period referenced in (b) above, Sellers shall cause to be computed and retained/withdrawn from the Retained Trust Funds (for payment to the applicable Taxing Authorities) such Taxes as are due on income earned (and recognized) by the Pre-Need Trust Funds and the Endowment Care Funds prior to their delivery to Buyer’s Trustee.

(d) Notwithstanding anything to the contrary, but except as contemplated/allowed in (c) preceding, after the Closing, Sellers shall not be entitled to receive any amounts from, or with respect to, the Endowment Care Funds or the Pre-construction Trust Funds.

(e) On or before the 60th day following Closing, Sellers shall cause to be delivered to Buyer’s Trustee, by wire transfer in accordance with instructions from Buyer and/or Buyer’s Trustee, the remaining Trust Funds (the “Final Trust Delivery”, and herein together with the Initial Trust Delivery, the “Post-Closing Trust Delivery”), and shall contemporaneously provide to StoneMor a written reconciliation of the amounts making up the Post-Closing Trust Delivery, including designation of the specific Pre-/At-Need Contracts to which the various delivered amounts are attributable. From and after the date of delivery of the Final Trust Delivery, Sellers shall be entitled to no further withdrawals from the Trust Funds, and any further deposits made by Sellers to the Trust Funds shall not be considered as additions to the Post-Closing Trust Delivery for other purposes thereof.

(f) For a period of no more than 60 days after the Closing Date, Buyer shall permit Sellers reasonable access to the books and records of the Business as shall be reasonably necessary for Sellers to properly make the Post-Closing withdrawals and deposits to the Retained Trust Funds as are contemplated in (b) above.

Section 5.6 Cooperation Regarding Publicity. Neither Sellers nor Buyer shall make any press release or other public announcement or filing regarding the transactions contemplated herein without prior consultation and coordination with the other party(ies) hereto, so that the business interests of all are properly served. Notwithstanding the foregoing or anything else to the contrary, Sellers and their respective Affiliates on the one hand, and Buyer and its Affiliates on the other hand, may make one or more public announcements or filings in connection with the transactions contemplated by this Agreement to the extent that such announcement or filing is reasonably required for the party making such announcement or filing (or any of such party’s Affiliates) to avoid Liability under applicable Laws; provided, however, that the party making such announcement or filing shall notify the other party(ies) hereto, if reasonably possible, at least three business days prior to making such filing.

Section 5.7 Title to Real Estate. Buyer has obtained (and provided copies to Sellers), one-half at Buyer’s expense and one-half at Sellers’ expense, commitments for title insurance in an aggregate amount equal to the portion of the Closing Purchase Price deemed allocated to the Real Property as reflected on the Statement of Allocation from Fidelity National Title Company (the “Title Company”), showing title to the Owned Real Property to be held in fee simple and good, marketable and vested in Sellers subject to the liens, claims and encumbrances, easements, rights-of-way, reservations, restrictions, outstanding mineral interests and other matters affecting the Real Property or the title thereto identified on Schedule 3.5 as Permitted Encumbrances. At Closing or soon thereafter as practicable, the Title Company shall issue, one-half at Buyer’s expense and one-half at Sellers’ expense, its title insurance policy(ies) consistent with its previous title commitment(s) approved by Buyer.

Section 5.8 Inspections. Buyer and Sellers acknowledge that Buyer has performed and obtained inspections and surveys of the Real Property at Buyer’s expense (provided, however, that Sellers shall pay all fees and expenses of surveyors solely for the additional work performed in connection with the Undeveloped Land Surveys, but not for the base survey preparation).

Section 5.9 Intentionally omitted.

Section 5.10 Schedules to the Agreement. Within fourteen (14) days of the date hereof, Sellers shall furnish the Buyer with all required Schedules to this Agreement. The contents of the Schedules shall be reasonably satisfactory to the Buyer who shall notify the Sellers of its objections to the Schedules, if any, within three (3) days of receipt.

Section 5.11 Satisfaction of Pre-Closing Covenants. Sellers and Buyer shall use their commercially reasonable efforts to satisfy at or prior to Closing all of the covenants and agreements to be performed or complied with by each of them, respectively, pursuant to this Agreement at or prior to Closing.

Section 5.12 Post Closing Access.

(a) For a period of eight (8) years from the Closing Date, Sellers shall retain and make available to Buyer for any lawful purpose, upon reasonable notice and at reasonable times, Sellers’ Tax records, general ledger and other books of original entry, and original payroll records with respect to periods prior to the Effective Time. If any Seller ceases to conduct operations prior to the end of such eight-year period, that Seller shall give Buyer 60 days’ prior written notice and an opportunity to accept (without charge to Buyer) from that Seller a transfer of such books and records, and if Buyer elects not to accept such books and records, the Seller’s obligations under this paragraph (a) shall cease.

(b) For a period of eight (8) years from the Closing Date, Buyer shall retain and make available to Sellers for any lawful purpose, upon reasonable notice and at reasonable times, the books and records of the Business with respect to periods prior to the Effective Time and to actions and events after the Effective Time, to the extent they relate to periods prior to the Effective Time. If Buyer ceases to conduct operations prior to the end of such eight-year period, Buyer shall give Sellers 60 days’ prior written notice and an opportunity to accept (without charge to Sellers) from Buyer a transfer of such books and records from Buyer, and if Sellers elect not to accept such books and records, Buyer’s obligations under this paragraph (b) shall cease.

(c) After the Closing, for a period of 30 days, Buyer shall provide and allow Sellers reasonable access, at such times as are mutually agreed upon in advance by Sellers and Buyer, to the facilities in which the Business is conducted as reasonably necessary to collect and remove the Excluded Assets; provided, however, Buyer’s employees shall not be obligated to physically assist in the collection and removal of Excluded Assets and in no event shall such collection and removal of Excluded Assets unreasonably disrupt or interfere with the operations of the Business, and provided, further that, Sellers shall fully indemnify Buyer for any and all Losses arising from or relating to Sellers’ collection and removal of the Excluded Assets.

Section 5.13 Tax Matters.

(a) Except as provided in Sections 5.13(d) and (e), Sellers shall be responsible for preparing and filing, at Sellers’ expense, within the times and in the manner prescribed by law (subject, however, to filing under any extension) all Tax Returns of Sellers for all Tax periods.

(b) Sellers and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax proceeding relating to: (i) the Acquired Assets; (ii) the Business; or (iii) the transactions contemplated by this Agreement. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any Tax audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers agree to retain all books and records with respect to Tax matters pertinent to Sellers relating to any taxable period beginning before the Closing Date until the longer of (x) sixty (60) days after the expiration of the statute of limitations of the respective taxable periods or (y) eight years, and to abide by all record retention agreements entered into with any Taxing Authority.

(c) Sellers and Buyer agree, upon request, to use their commercially reasonable efforts to obtain any ruling, certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed solely with respect to the transactions contemplated by this Agreement.

(d) Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Pre-35 Funeral Home for all Tax periods ending on or prior to the Effective Time (“Pre-Closing Tax Periods”) which are required to be filed after the Closing Date other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of any Seller will include the operations of the Pre-35 Funeral Home. Sellers shall pay to (or as directed by) Buyer any Taxes of the Pre-35 Funeral Home for all Pre-Closing Tax Periods to the extent such Taxes have not already been paid by the Pre-35 Funeral Home prior to the Closing Date, and such payments shall be made in each applicable case within five days after the date when Buyer notifies Sellers of an amount of such Taxes that is payable to the relevant Taxing Authority.

(e) Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Pre-35 Funeral Home for Tax periods which begin before the Effective Time and end after the Effective Time (“Straddle Tax Periods”). Sellers shall pay to Buyer an amount equal to the portion of such Taxes which relates to the portion of such Straddle Tax Period ending on the Effective Time. Any such payment for Taxes for any Straddle Tax Period shall be made by Sellers to Buyer within five days after the date when Buyer notifies Sellers of an amount of such Taxes that is payable to the relevant Taxing Authority. For purposes of this Section 5.13(e), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Tax Period, the portion of such Tax which relates to the portion of such Tax period ending on the Effective Time shall (i) in the case of any Tax other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Effective Time and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Effective Time. Any credits relating to a Straddle Tax Period shall be taken into account as though the relevant Tax period ended on the Effective Time. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice (to the extent permitted by applicable Law) of the Pre-35 Funeral Home.

Section 5.14 Employees.

(a) Buyer may, but shall not be obligated to, offer employment to any employees of the Business on such terms and conditions as Buyer may determine. Sellers shall retain all obligations and liabilities arising on or prior to the Closing in respect of its current and former employees under any and all employee benefit plans, policies or practices of Sellers or any of their Affiliates and applicable Laws. Prior to the Closing, Buyer shall notify Sellers of those employees of the Business to whom Buyer expects to make an offer of employment. Buyer shall not assume or otherwise be responsible for any obligation or liability employee benefit plans, policies or practices of Sellers or any of their Affiliates, or from any employee’s employment with or termination of employment by Sellers or any Affiliate of any Seller at or prior to the Closing.

(b) Sellers (or any of their Affiliates) shall be responsible for providing health benefit continuation coverage under Section 162(k) and Section 4980B of the Code with respect to (i) any former employee of any Seller (or any of their Affiliates) and any other qualified beneficiary under any group health plan who as of the Closing is receiving or is eligible to receive such continuation coverage, and (ii) any employee of any Seller (or any of their Affiliates) and any qualified beneficiary with respect to such employee.

(c) Sellers shall be responsible for, and shall comply with, any and all WARN Act obligations relating to periods prior to Closing or associated with, or incurred as a result of, the transactions contemplated by this Agreement.

Section 5.15 No Solicitation; Notification.

(a) No Solicitation. Prior to Closing, no Seller shall, and Sellers shall cause their representatives (including, without limitation, investment bankers, attorneys and accountants), employees, directors, members, partners and other Affiliates not to, directly or indirectly, enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any Person other than Buyer and its representatives concerning any sale of all or any portion of the assets of the Business of, or of any shares of capital stock or other units of equity interests in, Sellers, or any merger, consolidation, recapitalization, liquidation, dissolution or similar transaction involving Sellers that encompasses any portion of the Business or the Acquired Assets (each such transaction being referred to herein as a “Proposed Acquisition Transaction”). Sellers hereby represent and warrant that they are not now engaged in discussions or negotiations with any party other than Buyer with respect to any Proposed Acquisition Transaction. No Seller shall, and Sellers shall cause their representatives (including, without limitation, investment bankers, attorneys and accountants), employees, directors, members, partners and other Affiliates not to, agree to release any third party from, or waive any provision of, any confidentiality or standstill agreement that relates in any way to all or a portion of the Business.

(b) Notification. Sellers shall (i) immediately notify Buyer if any written offer, inquiry or proposal is made or given to any Seller (or any Affiliate of any Seller) with respect to any Proposed Acquisition Transaction, and (ii) promptly provide Buyer with a copy of any such offer, proposal or inquiry; provided, however, that no such notice hereunder shall relieve any Seller of its obligations under Section 5.15(a).

Section 5.16 Confidentiality. The parties acknowledge that the transactions described herein are of a confidential nature and shall not be disclosed except to consultants, advisors, lenders or other financial sources and Affiliates, or as required by Law, until such time as the parties make a public announcement regarding the transaction as provided hereunder. In connection with the negotiation of this Agreement, the preparation for the consummation of the transactions contemplated hereby, and the performance of obligations hereunder, each party acknowledges that it has had, and will continue to have, access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof and not disclose such information, except to its advisors, consultants and other representatives and to Affiliates, or as required by Law, in connection with the transactions contemplated hereby. Notwithstanding the foregoing, Buyer may disclose this Agreement and the information and data in Buyer’s possession in connection herewith to its lenders, but shall advise them of the requirement to maintain the confidentiality of such information and data. This Section 5.16 shall not apply to any information that is (a) in the public domain through no fault on the party of the receiving party hereto or any of their Affiliates or the employees, agents or representatives of such party or any of its Affiliates, or (b) learned or discovered through any independent source that is not obligated to maintain such information as confidential. Because of the difficulty of measuring economic loss as a result of a breach of the foregoing covenants in this Section 5.16, and because of the immediate and irreparable damage that would be caused for which there may be no other adequate remedy, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants in this Section 5.16, such covenants may be enforced against them by injunction or restraining order.

Section 5.17 Cooperation Regarding Financial Information. After the Closing, without limiting the generality of any other provision of this Agreement, and without further consideration, Sellers shall, and shall cause their Affiliates to, provide reasonable cooperation (including reasonable access to Sellers’ files, records and employees) to Buyer and its agents and representatives (including Buyer’s external auditors) in connection with the preparation of financial statements and financial information and disclosures relating to the Business and the Acquired Assets, including, without limitation, disclosures required under Items 2.01 and 9.01 of Form 8-K adopted by the Securities and Exchange Commission, including all requirements for pro forma financial information.

Section 5.18 Post Closing Real Estate Obligations and Deliveries. The parties acknowledge that a Seller is also the fee simple owner of that certain real property located in Phenix City, AL, on which the Striffler Hamby Funeral Home is located (the “Funeral Home Property”). The Funeral Home Property is adjacent to, and surrounded on three (3) sides by, the Lakeview Memory Gardens, also located in Phenix City, AL, itself being a part of the Real Property (the “Lakeview Property”). A portion of the Funeral Home Property includes land and improvements contiguous to the Lakeview Property that Buyers and Sellers agree should properly be annexed to the Lakeview Property, which property includes, land suitable for burial purposes and part of the internal roads serving the Lakeview Property (the “Transfer Property”), which Transfer Property is roughly described in that certain excerpt of a survey for the Lakeview Property, which excerpt is attached hereto as Exhibit D and made a part hereof. In addition, vehicular and pedestrian ingress and egress to the Transfer Property and the Lakeview Property from State Highway 431, a public right of way, is located, in part, on the Funeral Home Property. Accordingly, the parties hereto agree and confirm that Sellers shall deliver to Buyer the following fully executed documents in recordable form: (i) on the Closing Date, a permanent, non-exclusive access easement for vehicular and pedestrian ingress, egress and regress over the particular roads and/or driveways located on the Funeral Home Property necessary to serve Lakeview Memory Gardens (the “Lakeview Access Easement”), and (ii) on or before the date which is ninety (90) days after the Closing Date, a fully executed special warranty deed in substantially the same form as the deed delivered in connection with conveyance of the Lakeview Property, conveying to Buyer fee simple title to the Transfer Property. Sellers, at their sole cost and expense, shall obtain final, unappealable subdivision approval for the Transfer Property. Buyer, at Sellers’ sole cost and expense, shall be responsible for obtaining the legal description of the Transfer Property and the access easement parcels.

Section 5.19 Further Assurances. From time to time after the Closing, at the request of Buyer, and without further consideration but at no cost to Sellers, Sellers will execute and deliver such additional documents and will take such other actions as Buyer reasonably may request to more fully and absolutely convey, assign, transfer, deliver and vest in Buyer title to the Acquired Assets and the Business and to otherwise carry out the terms of this Agreement.

Section 5.20 Notice of Breaches. Sellers shall give prompt notice to Buyer of (a) the occurrence, or failure to occur, of any event, which occurrence or failure causes or would reasonably be expected to cause any representation or warranty of Sellers contained in this Agreement or in any Exhibit or Schedule hereto to be untrue or inaccurate, (b) any Material Adverse Effect, and (c) any failure of Sellers or any of their respective Affiliates, shareholders or representatives to comply with, perform or satisfy any covenant, condition or agreement to be complied with, performed by or satisfied by them under this Agreement or any Exhibit or Schedule hereto; and if after receiving such disclosure Buyer shall elect to proceed with the Closing, such disclosure shall be deemed to cure, and shall relieve Sellers of any Liability with respect to any breach of, or failure to satisfy, any representation, warranty, covenant, condition or agreement hereunder to the extent such breach or failure was fully and accurately described in such disclosure.

ARTICLE VI

Conditions Precedent to Closing

Section 6.1 Conditions to Sellers Closing. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or before the Closing of the following conditions, any one or more of which may be waived by Sellers at their option:

(a) the representations and warranties of Buyer contained in this Agreement shall be true and correct, both on the date of this Agreement and at and as of the Closing, except for representations or warranties made as of some other specified date, which as of the Closing shall remain true and correct as of such specified date;

(b) Buyer shall have discharged, performed or complied with, in all material respects, all covenants and agreements contemplated by this Agreement to be performed or complied with by Buyer at or prior to the Closing; and

(c) Buyer shall have delivered, or caused to be delivered, to Sellers each of the documents required by Section 7.2.

Section 6.2 Conditions to Buyer Closing. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or before the Closing of the following conditions, any one or more of which may be waived by Buyer at its option:

(a) the representations and warranties of Sellers contained in this Agreement shall be true and correct, both on the date of this Agreement and at and as of the Closing, except for representations or warranties made as of some other specified date, which as of the Closing shall remain true and correct as of such specified date;

(b) Sellers shall have discharged, performed or complied with, in all material respects, all covenants and agreements contemplated by this Agreement to be performed or complied with by any Seller at or prior to the Closing;

(c) Sellers shall have delivered, or caused to be delivered, to Buyer each of the documents required by Section 7.1;

(d) Buyer shall have been provided all of the Schedules to this Agreement, and shall be satisfied with their contents in its reasonable discretion;

(e) Buyer shall have obtained financing for the cash portion of the Closing Purchase Price on terms satisfactory to Buyer in Buyer’s reasonable discretion;

(f) There shall have been no material adverse change in the condition (financial, physical or otherwise), assets, commercial relationships, business or operations of the Business or the Acquired Assets from and after December 31, 2004;

(g) No Law, order or judgment shall have been enacted, entered, issued or promulgated by any Governmental Authority, arbitrator or mediator, which challenges, or seeks to prohibit, restrict or enjoin the consummation of the transactions contemplated hereby, nor shall there be pending or threatened, any action, suit or proceeding by or before any Governmental Authority, arbitrator or mediator, challenging any of the transactions contemplated by this Agreement, seeking monetary relief by reason of the consummation of such transactions or seeking to effect any material divestiture or to revoke or suspend any material Contract or Permit of the Business by reason of any or all of the transactions contemplated by this Agreement;

(h) Buyer shall have obtained all required Permits for the operation of the Business;

(i) All Required Consents shall have been made, obtained or given, including without limitation, those of Buyer’s existing lenders, and such Consents shall be in full force and effect; and

(j) Buyer shall have received written assurance from its auditors that audited financial statements for each of the Subsidiary Owners (covering only the portions of the Business owned and operated by each) sufficient, in the opinion of Deloitte & Touche, to permit SPLP to satisfy its disclosure obligations under Items 2.01 and 9.01 of Form 8-K adopted by the Securities and Exchange Commission, including all requirements for pro forma financial information, will be received within thirty (30) days after the date of the Closing.

ARTICLE VII

Closing Deliveries

Section 7.1 Sellers’ Closing Deliveries. At the Closing, Sellers will deliver to Buyer the following documents, duly executed as required, and each in form and substance reasonably acceptable to Buyer and its counsel:

(a) motor vehicle transfer/tax forms transferring the automobiles comprised in the Acquired Assets to Buyer, free and clear of all Liens (one for each automobile) and duly endorsed certificates of title for the automobiles evidencing that title to such vehicles are held in Buyer and are free and clear of all Liens (one for each automobile); provided, however, that as to all such vehicles which are covered by leases from Wheels, Inc., as referenced above, Buyer recognizes that Wheels, Inc. will cause new certificates of title to be issued and delivered to Buyer after Closing according to the standard procedures of the applicable states regarding such matters;

(b) the Registration Rights Agreement, duly executed by SCI;

(c) a bill of sale conveying the applicable Acquired Assets to Buyer, in form and substance reasonably acceptable to Buyer;

(d) an Assignment and Assumption Agreement assigning to Buyer all of the Assumed Contracts;

(e) an assignment agreement assigning to Buyer (and/or to Buyer’s Trustee, as appropriate), all Trust Funds, insurance policies and Receivables related to the Pre-/At-Need Contracts (other than those specified in Section 5.5);

(f) a certificate of Sellers, to the effect that the conditions set forth in Sections 6.2(a), (b) and (f) hereof have been satisfied;

(g) a certificate of each Seller to the effect that such Seller is not a foreign person within the meaning of Section 1445 of the Code (or any comparable law);

(h) Special Warranty Deeds conveying to Buyer title in fee simple to the Owned Real Property;

(i) a Dignity Affiliate Agreement for each of the funeral homes included in the Business in the form attached hereto as Exhibit E (the “Dignity Affiliate Agreements”), each duly executed by Dignity Memorial Network, Inc., a Delaware corporation;

(j) the Transition Agreement in the form attached hereto as Exhibit F (the “Transition Agreement”), duly executed by SCI;

(k) fully executed counterparts of any and all required transfer tax forms;

(l) such title affidavits, opinions and indemnities as may be requested by the Title Company to issue the policy to Buyer;

(m) all other bills of sale, deeds, transfers, assignments, acts, things and assurances as may be required in the reasonable opinion of Buyer for more perfectly and absolutely assigning, transferring, conveying, assuring to and vesting in Buyer title to the Acquired Assets free and clear of all Liens;

(n) stock certificates (or other certificates) evidencing all of the issued and outstanding equity interests of the Pre-35 Funeral Home, together with such assignment transfer or transfer documents reasonably necessary to transfer ownership thereof to Buyer;

(o) copies of all Required Consents, duly executed by the Person from whom consent is required to be obtained;

(p) written evidence reasonably satisfactory to Buyer that the management and any other related relationship between SCI (including its Affiliates) and the funeral director of each funeral home included as part of the Business (including, without limitation, any entity owned by such funeral director) has been terminated;

(q) the Lakeview Access Easement; and

(r) such other documents as may be reasonably required to consummate the transaction contemplated hereunder.

Section 7.2 Buyer’s Closing Deliveries. At the Closing, Buyer will deliver to Sellers the following:

(a) in the form and manner specified in Section 1.3 hereof, the Closing Purchase Price, as adjusted pursuant to this Agreement;

(b) one or more certificates evidencing the Units;

(c) the Registration Rights Agreement, duly executed on behalf of StoneMor Partners L.P.;

(d) the Dignity Affiliate Agreements, duly executed on behalf of the appropriate Buyer;

(e) the Transition Agreement, duly executed on behalf of Buyer;

(f) the Trust Fund Verification Documents;

(g) a certificate of Buyer, signed by an executive officer thereof, to the effect that the conditions set forth in Sections 6.1(a) and (b) hereof have been satisfied; and

(h) such other documents as may be reasonably required to consummate the transaction contemplated hereunder.

ARTICLE VIII

Survival of Representations, Warranties and Covenants; Indemnification; Enforcement of

Agreement

Section 8.1 Nature of Representations. For purposes of this Agreement, the contents of all Exhibits, certificates, Schedules, and other items incorporated herein by reference shall, in addition to the representations, warranties and covenants made in this Agreement, constitute representations, warranties and covenants made in this Agreement by Sellers or Buyer, as the case may be.

Section 8.2 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the parties made in this Agreement shall survive the Closing, without regard to any investigation by the parties with respect thereto, as follows:

(a) The representations and warranties set out in Sections 3.1 (Organization, Standing; Authorization; Capacity)), 3.3 (Tax Matters), 3.5(a) (Title to Acquired Assets), 3.10 (Real Estate Taxes), 3.16(b) (Preneed and Trust Accounts and Contracts), 3.24 (No Brokers) and 4.1 (Authority) (claims with respect to any of the foregoing representations and warranties referred to herein as “Special Claims”), and the indemnification obligations of the parties with respect to breaches of such representations and warranties, shall survive for a period equal to the statute of limitations pertaining thereto;

(b) All other representations and warranties made in this Agreement, and the indemnification obligations of the parties with respect to breaches of such representations and warranties, shall survive for a period of two (2) years after the Closing;

(c) Any claims, actions or suits that either the Sellers, on the one hand, or the Buyer, on the other hand, may have against the other that arise from any actual fraud on the part of such other party in connection with this Agreement or the transactions contemplated hereunder, shall continue in full force and effect without limitation;

(d) All covenants and agreements made in this Agreement, and the indemnification obligations of the parties with respect to breaches of such covenants and agreements, shall survive for a period equal to the statute of limitations or the period of time specified herein for a particular covenant or agreement; provided, however that the covenants contained in Section 5.19 (Further Assurances) and the indemnification obligations of the parties with respect to breaches thereof, shall survive the Closing indefinitely; and

(e) Notwithstanding the foregoing or anything else to the contrary, if any claim or proceeding is to be made or brought by an Indemnitee (as defined in Section 8.8) within the applicable time period set forth above in this Section 8.2, such claim, and the representation, warranty and/or covenant alleged to have been breached in such claim or proceeding, and all indemnification obligations of the parties with respect thereto, shall survive until the final resolution of such claim by settlement, arbitration, litigation or otherwise.

Section 8.3 Indemnification by Sellers.

(a) Sellers (being for this purpose, as to any particular Location, SCI and that Location’s particular Subsidiary Owner, jointly and severally) agree to indemnify and hold each Indemnitee (as defined in Section 8.8), harmless from all Losses incurred, suffered or paid, directly or indirectly, as a result of or arising out of:

(i) any breach or default in the performance by Sellers of any covenant or agreement of Sellers contained in this Agreement or any related document executed pursuant hereto;

(ii) any breach of warranty or inaccurate or erroneous representation made by Sellers herein (except to the extent that a Buyer Representative had actual knowledge thereof in breach of Section 4.4);

(iii) any Retained Liabilities;

(iv) any Taxes of Sellers, including, without limitation, (A) Transfer Taxes; (B) the portion of real and personal property Taxes for which Sellers are liable for pursuant to Section 1.7.; (C) Taxes on income earned (and recognized) by the Pre-Need Trust Funds and the Endowment Care Funds prior to delivery thereof to Buyer’s Trustee; and (D) Taxes payable by any trust (as an independent taxpayer entity) of or relating to any Seller or any Affiliate of any Seller and to any or all of the Business, including, without limitation, Taxes relating to or arising from income earned (and recognized) by the Pre-Need Trust Funds and the Endowment Care Funds prior to the delivery thereof to Buyer’s Trustee;

(v) any (A) Taxes of the Pre-35 Funeral Home for any Pre-Closing Tax Periods and the portion of the Straddle Tax Period that ends on the Closing Date, and (B) for the unpaid Taxes of any Person including under United States Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise; and

(vi) that certain Mortgage and Security Agreement from Sylvan Heights Cemetery in favor of Alfred E. Jones, Jr., Anna B. Jones, John Morrow Jones and Daniel Carroll Jones dated January 15, 1982 and recorded February 2, 1982 in Mortgage Book 615, Page 271 in Fayette County, Pennsylvania securing $272,000 recorded against the Sylvan Heights Cemetery and Mountain View Cemetery.

(b) Notwithstanding anything herein to the contrary, Buyer shall have no claim for indemnification hereunder until the total amount of all Losses incurred which would otherwise be subject to indemnification hereunder exceeds $200,000, and then only to the extent of such excess, but in no event shall the aggregate amount of all Losses subject to indemnification under this Section 8.3 exceed the Closing Purchase Price; provided, however, that the amounts set forth in this Section 8.3(b) shall not apply to any Losses resulting from or arising out of, directly or indirectly, (i) any Special Claims, (ii) claims under Sections 8.3(a)(i), 8.3(a)(iii) (other than the Retained Liabilities identified in Section 1.5(b)(vii)), 8.3(a)(iv), 8.3(a)(v) or 8.3(a)(vi) or (iii) claims arising from any actual fraud on the part of Sellers, as to each of which Sellers shall have liability for the entire amount of such Loss without any limitation; and

(c) Except as provided in Section 8.7, the indemnification obligations of Sellers hereunder shall be exclusive remedy of Buyer with respect to any matter subject to indemnification hereunder.

(d) Sellers will be entitled to receive as a credit against any indemnification amount owing to Buyer hereunder an amount equal to the net proceeds of any insurance policy actually received by Buyer for any Loss for which Sellers agreed to indemnify Buyer under this Section 8.3.

Section 8.4 Indemnification by Buyer.

(a) Buyer agrees to indemnify and hold each Indemnitee (as defined in Section 8.8) harmless from all Losses incurred, suffered or paid, directly or indirectly, as a result of or arising out of:

(i) any breach or default in the performance by Buyer of any covenant or agreement of Buyer contained in this Agreement or any related document executed pursuant hereto;

(ii) any breach of warranty or inaccurate or erroneous representation made by Buyer herein (except to the extent that any Seller had actual knowledge thereof prior to the Closing); and

(iii) the failure of Buyer to fully pay and discharge as and when same are due the Assumed Liabilities or any of the obligations, liabilities and/or duties relating to or arising from the Business from and after the Effective Time.

(b) Except as provided in Section 8.7, the indemnification obligations of Buyer hereunder shall be exclusive remedy of Sellers with respect to any matter subject to indemnification hereunder.

(c) Buyer will be entitled to receive as a credit against any indemnification amount owed to Sellers hereunder an amount equal to the net proceeds of any insurance policy actually received by any Seller for a Loss for which the Buyer agreed to indemnify Sellers under this Section 8.4.

Section 8.5 Defense of Claims; Payment.

(a) Any Indemnitee seeking indemnification with respect to any actual or alleged Loss shall give notice to the applicable Indemnitor within the applicable survival period set forth in Section 8.2. If any claim, suit, demand or action is asserted or threatened by a third party (“Claim”) after the Closing Date for which an Indemnitor may be liable under the terms of Article VIII, then the Indemnitee shall notify the Indemnitor within thirty (30) days after such Claim is known to the Indemnitee (provided, however, that failure to provide such notice will not affect the Indemnitee’s rights to indemnity hereunder from Indemnitor, unless the Indemnitee can show actual material prejudice resulting from such failure and then only to the extent of such actual material prejudice) and shall give the Indemnitor a reasonable opportunity: (i) to take part in any examination of any books and records; (ii) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee; (iii) to take all other required steps or proceedings to settle or defend any such Claim; and (iv) to employ counsel to contest any such Claim in the name of the Indemnitee or otherwise (except as set forth below in Section 8.5(b)).

(b) If the Indemnitor intends to assume the defense of such Claim, it shall give written notice of such intention to the Indemnitee within 15 days after Indemnitor first receives written notice of such Claim, whereupon Indemnitee shall permit, and Indemnitor shall assume, the defense of any such Claim, through counsel reasonably satisfactory to the Indemnitee. Notwithstanding the foregoing, the Indemnitee may participate in such defense of such Claim (with one or more counsel of its own choice) at its own expense, provided, however, that if the parties to any such Claim (including any impleaded parties) include both the Indemnitor and the Indemnitee and the Indemnitor shall have been advised in writing by counsel for the Indemnitee that there may be one or more defenses available to the Indemnitee that are not available to the Indemnitor or legal conflicts of interest pursuant to applicable rules of professional conduct between the Indemnitor and the Indemnitee, the Indemnitor shall not have the right to assume the defense of such Claim on behalf of the Indemnitee and the fees and expenses of one such separate counsel employed by the Indemnitee shall be at the expense of the Indemnitor.

(c) If the Indemnitor fails to assume the defense of any Claim within 15 days after Indemnitor first receives written notice of such Claim, the Indemnitee may defend against such Claim in such manner as it may deem appropriate (provided that the Indemnitor may participate in such defense at its own expense) and a recovery against the Indemnitee in such Claim for damages suffered by it in good faith, shall be conclusive in its favor against the Indemnitor.

(d) The Indemnitor shall not, without the written consent of the Indemnitee, settle or compromise any Claim or consent to the entry of any judgment with respect thereto which does not include, as an unconditional term thereof, the giving to the Indemnitee a release by all other participants from all liability in respect of such Claim. Unless the Indemnitor shall have elected not to assume the defense of any claim subject to Article VIII or, after reasonable written notice of any Claim that is subject to the indemnification provisions of this Article VIII shall have failed to assume or participate in the defense thereof, the Indemnitee may not settle or compromise such Claim without the written consent of the Indemnitor, such consent not to be unreasonably withheld.

(e) Upon determination of the amount due to an Indemnitee (“Indemnification Amount”) in connection with any matter for which indemnification is sought under this Article VIII (“Indemnification Matter”) (whether by agreement between the Indemnitor and the Indemnitee or after a settlement agreement is executed or a final judgment or order is rendered by an arbitrator or court of competent jurisdiction with respect to the Indemnification Matter), the Indemnitor shall promptly (and in any event, not later than 10 days after such determination) pay the Indemnification Amount, in cash, to the Indemnitee. Any Indemnification Amount that is not paid in full within 10 days after final determination of the Indemnification Amount as set forth above, such unpaid amount shall thereafter accrue interest through the date of payment at the prime rate as reported in The Wall Street Journal, Eastern Edition for the date of such final determination.

Section 8.6 Dispute Resolution.

(a) Except as provided in Section 8.6(g), any and all disputes among the parties to this Agreement (defined for the purpose of this provision to include their respective officers, directors, managers, members, partners, shareholders, agents and/or other Affiliates) arising out of or in connection with the negotiation, execution, interpretation, performance or nonperformance of this Agreement and the transactions contemplated herein shall be solely and finally settled by arbitration, which shall be conducted in Wilmington, Delaware, by a single arbitrator selected by the parties. The arbitrator shall be a lawyer familiar with business transactions of the type contemplated in this Agreement who shall not have been previously employed by or affiliated with any of the parties hereto. If the parties fail to agree on the arbitrator within thirty (30) days of the date one of them invokes this arbitration provision, either party may apply to the American Arbitration Association to make the appointment.

(b) The parties hereby renounce all recourse to litigation and agree that the award of the arbitrator shall be final and subject to no judicial review. The arbitrator shall conduct the proceedings pursuant to the Commercial Arbitration Rules of the American Arbitration Association, as now or hereafter amended (the “Rules”).

(c) The arbitrator shall decide the issues submitted (i) in accordance with the provisions and commercial purposes of this Agreement, and (ii) with all substantive questions of Law determined under the Laws of the State of Delaware (without regard to its principles of conflicts of laws). The arbitrator shall promptly hear and determine (after giving the parties due notice and a reasonable opportunity to be heard) the issues submitted and shall render a decision in writing within six (6) months after the appointment of the arbitrator. No fees shall be paid to the arbitrator with respect to services rendered by the arbitrator after the elapse of six (6) months after the appointment of the arbitrator.

(d) The parties agree to facilitate the arbitration by (i) conducting arbitration hearings to the greatest extent possible on successive days, and (ii) observing strictly the time periods established by the Rules or by the arbitrator for submission of evidence or briefs.

(e) The parties shall share equally the fees and expenses of the arbitrator.

(f) Judgment on the award of the arbitrator may be entered in any court having jurisdiction over the party against which enforcement of the award is being sought and the parties hereby irrevocably consent to the jurisdiction of any such court for the purpose of enforcing any such award.

(g) The parties hereto agree that the provisions of this Section 8.6 shall not be construed to prohibit any party from obtaining, in the proper case, specific performance or injunctive relief in any court of competent jurisdiction with respect to the enforcement of any covenant or agreement of another party to this Agreement as provided herein.

Section 8.7 Enforcement of Agreement. Each party hereto acknowledges that irreparable damage would result if this Agreement is not specifically enforced. Therefore, the covenants, agreements, rights and obligations of the parties under the Agreement, including, without limitation, their respective rights and obligations to sell and purchase the Acquired Assets and the Business and the rights and obligations of the parties under Articles V, VIII and X, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Each party hereto agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense that a remedy at law may be adequate in any action for specific performance hereunder.

Section 8.8 Definitions.

(a) In the case of a claim of indemnification brought pursuant to Section 8.3, “Indemnitee” shall mean Buyer and Buyer’s Affiliates and the directors, officers, partners, members, managers, employees, successors and assigns of Buyer or any of its Affiliates, and in the case of a claim of indemnification brought pursuant to 8.4, it shall mean Sellers and Sellers’ Affiliates and the directors, officers, partners, members, managers, employees, successors and assigns of any Seller or any of its respective Affiliates.

(b) In the case of a claim of indemnification brought pursuant to Section 8.3, “Indemnitor” shall mean Sellers, and in the case of a claim of indemnification brought pursuant to Section 8.4, it shall mean Buyer.

Section 8.9 Cooperation. If Buyer or Sellers submit to an insurance carrier for any of their respective insurance policies, a claim arising from or relating to a claim or action by a third party which may otherwise be subject to indemnification pursuant to Section 8.3 or Section 8.4, as the case may be, and if such insurance carrier agrees to defend such claim, then the defense of such claim shall be tendered to such insurance carrier and the rights of the parties between themselves regarding the assumption and control of such defense shall be subject to the reasonable requirements of such insurance carrier.

ARTICLE IX

Termination of Agreement

Section 9.1 Termination. Except where a right to terminate this Agreement is otherwise specifically provided for herein, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

(a) by mutual consent of SCI and Buyer;

(b) by Buyer, upon written notice to Sellers given at any time after November 30, 2005 if any or all of the conditions precedent to Buyer’s obligations hereunder set forth in Section 6.2 hereof have not been met, without fault of Buyer; or

(c) by SCI, upon written notice to Buyer given at any time after November 30, 2005 if any or all of the conditions precedent to Sellers’ obligations hereunder set forth in Section 6.1 hereof have not been met, without fault of Sellers.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 9.1: (a) this Agreement shall become void and have no effect, without any liability on the part of any of the parties except for the provisions of Section 5.16 and except as provided below in this Section 9.2; (b) each party shall return all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and (c) no confidential information received by any party with respect to the business of any other party or its Affiliates shall be disclosed to any third party, unless required by Law. Notwithstanding the foregoing or anything else to the contrary, neither Sellers nor Buyer shall be relieved of liability under, and as provided in, this Agreement for a breach of this Agreement occurring prior to such termination, or for a breach of any provision of this Agreement which specifically survives termination hereunder.

ARTICLE X

Miscellaneous

Section 10.1 Certain Defined Terms. The following terms shall have the following meanings for purposes of this Agreement, which meanings shall be equally applicable to both the singular and plural forms of such terms:

“Affiliate” means, with respect to any Person, one who at such time controls, is controlled by, or is under common control with, such Person.

“Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

“Consent” means any consent, waiver, approval, order or authorization of, or registration, declaration or filing with or notice to, any Governmental Authority or other Person.

“Contract” means and includes all contracts, agreements, indentures, leases, franchises, licenses, commitments or legally binding arrangements, express or implied, written or oral.

“Employee Plans” means all employee benefit plans as defined in Section 3(3) of ERISA and all severance, bonus, retirement, pension, profit sharing and deferred compensation plans and other similar material, fringe or employee benefit plans, programs or arrangements, and all material employment or compensation agreements, written or otherwise.

“Endowment Care Adjustment Amount” means the product of (i) the absolute value of the difference between the Transferred Endowment Care Trust Amount and $9,609,000, multiplied by (ii) .05.

“Environmental Reports” means the Phase I and/or Phase II Environmental Assessment Reports specifically identified on Exhibit G.

“Environmental Requirements” means all applicable Laws, Permits and similar items of any Governmental Authority relating to the protection of the environment, including all requirements pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Governmental Authority” means any federal, state, local or foreign government or any subdivision, authority, department, commission, board, bureau, agency, court or other instrumentality thereof.

“Hazardous Materials” means any substance: (A) the presence of which requires investigation or remediation under any Law; (B) which is or has been identified as a potential hazardous waste, hazardous substance, pollutant or contaminant under any applicable Law, or

(C) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, reactive, or otherwise hazardous and has been identified as regulated by any Governmental Authority.

“Intellectual Property” means all intellectual property and all intellectual property and industrial property rights owned, held or used, including but not limited to (i) inventions, designs, algorithms and discoveries, know-how, methods, and processes, and all enhancements and improvements thereto, whether patentable or unpatentable, and whether or not reduced to practice, and all patents therefor or in connection therewith, whether U.S. or foreign, and all patent applications, patent disclosures, and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof; (ii) trademarks, trade names and service marks, trade dress, logos, fictitious names, internet domain names, slogans, and symbols (collectively, “Trademarks”), and all goodwill and similar value associated with any of the foregoing, and all applications, registrations, and renewals therefor or in connection therewith (collectively, “Trademark Applications”); (iii) mask works, written works (excluding computer software programs and applications and documentation of or for such software programs), audio works, multimedia works, works of authorship, lists, databases and copyrights (whether or not registered) and all registrations and applications for registration and renewals thereof, as well as moral, paternity, and integrity rights; (iv) trade secrets (as such are determined under applicable law), and other confidential business information, including trade secret or confidential technical information, marketing plans, research, designs, plans, methods, techniques, and processes, any and all technology, supplier lists, statistical models, e-mail lists, inventions, databases, and data, whether in tangible or intangible form and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing; (v) any and all other rights to existing and future registrations and applications for any of the foregoing and any and all rights in or under, or relating to, any of the foregoing, including, without limitation, remedies against and rights to sue for past infringements, and rights to damages and profits due or accrued in or relating to any of the foregoing; and (vi) any and all other intangible proprietary property, information and materials and rights therein and thereto.

“IRS” means the United States Internal Revenue Service.

“Laws” means any laws, statutes, rules, regulations, ordinances, orders, codes, common laws, arbitration awards, judgments, decrees, orders or other legal requirements of any Governmental Authority.

“Liability” means any direct or indirect indebtedness, liability, assessment, expense, obligation or responsibility (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether disputed or undisputed, whether choate or inchoate, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Liens” means any and all liens, mortgages, security interests or other encumbrances.

“Losses” means any and all demands, claims, assessments, judgments, losses, liabilities, damages, costs and expenses (including interest, penalties, reasonable attorney’s fees and expenses, reasonable accounting fees and investigation costs).

“Material Adverse Effect” means any effect, change or circumstance that, individually or in the aggregate with any other like effect, change or circumstance, is materially adverse to the Business (including with respect to any one particular Location), including, without limitation, the financial condition and the results of operations of the Business.

“Merchandise Liabilities” means Sellers’ current cost of products and services that have been sold, but have not yet been delivered to the customer.

“Net Endowment Care Adjustment Amount” means the amount equal to the present value of the future stream of ten annual payments (as though payable on the Closing Date and each of the first nine anniversaries of the Closing Date), each equal to the Endowment Care Adjustment Amount, calculated using a discount rate of .065.

“Net Transferred Merchandise Trust Amount” means the amount equal to (i) the aggregate amount transferred to Buyer’s Trustee at the Closing as part of the Initial Trust Delivery in respect of the Pre-Need Trust Funds of the cemeteries included in the Business in accordance with Section 5.5(a), plus (ii) the aggregate amount transferred to Buyer’s Trustee as part of the Final Trust Delivery in respect of pre-need merchandise and/or services relating to the Pre-/At-Need Contracts of the cemeteries included in the Business.

“Permits” means any licenses, permits, approvals, registrations, certificates (including, but not limited to, certificates of occupancy and any licensure required for the operation of cemeteries and funeral homes) and other evidence of authority.

“Permitted Encumbrances” means (i) liens, encumbrances or restrictions related to taxes not yet due or payable or which are being contested in good faith and for which appropriate reserves have been taken, (ii) any matters shown on the title commitment(s) not objected to by Buyer as provided for in this Agreement or, if objected to by Buyer, later waived by Buyer as provided for in this Agreement and (iii) liens, encumbrances or restrictions that are created by Buyer.

“Person” means any individual, firm, corporation, partnership, trust, estate, association or other entity.

“Proceeding” means any suit, action, litigation, investigation, notice of violation, audit, arbitration, administrative hearing or any other similar proceeding.

“Purchase Price” means the Closing Purchase Price plus any contingent consideration payable pursuant to Section 1.4 plus the assumption of the Assumed Liabilities by Buyer, as adjusted pursuant to and in accordance with the terms and conditions of this Agreement.

“Sellers’ Knowledge”, “Knowledge of the Sellers” or any other reference to the “Knowledge” of one or more Sellers means the knowledge of (i) Ray Gipson, Michael Lehmann, Margie Stewart-Runnels, Eileen Farrell, Michael Smith and Linda Twardowski, (ii) any other individual who is serving as a director, officer, manager or member of any Seller, and (iii) any manager of any of the Locations, in each case, after reasonable inquiry. For purposes of this definition, the persons referenced in the immediately preceding sentence shall be deemed to have knowledge of matters of which any individual assigned by a third-party representative or advisor of Sellers to provide substantial services in connection with the transaction contemplated hereby has actual knowledge.

“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer (including, without limitation, realty transfer and burial lot transfer), value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any governmental body or payable under any tax-sharing agreement or any other Contract.

“Taxing Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any law relating to any Tax, including any amendment thereto.

“Transferred Endowment Care Trust Amount” means the amount equal to the aggregate amount transferred to Buyer’s Trustee at the Closing as part of the Initial Trust Delivery in respect of the Endowment Care Funds of the cemeteries included in the Business in accordance with Section 5.5(a), plus (ii) the aggregate amount included in the Final Trust Delivery in respect of the Endowment Care Funds of the cemeteries included in the Business.

“Undeveloped Land” means land on which burial lots have not been sold on either a pre-need or at-need basis.

“Undeveloped Land Surveys” means the surveys prepared by International Land Services, Inc. which show the number of acres of Undeveloped Land at Cedar Hill Memorial Park (Allentown, Pennsylvania).

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as the same may be amended from time to time.

Section 10.2 Notices. All notices and other communications required or provided for hereunder shall be in writing and shall be deemed to be given:

(a) When delivered personally to the individual, or to an officer of the company, to which the notice is directed;

(b) Three (3) business days after the same has been deposited in the United States mail, sent Certified or Registered mail with Return Receipt Requested, postage prepaid and addressed as provided in this Section; or

(c) One (1) business day after the same has been deposited with a generally recognized overnight delivery service (including United States Express Mail), with receipt acknowledged and with all charges prepaid by the sender addressed as provided in this Section. Except as specifically provided otherwise herein, notices and other communications relating to this Agreement or the transactions contemplated hereby shall be directed as follows:

(1)	if to any Seller(s), to:

President

SCI Funeral Services, Inc.

1929 Allen Parkway

Houston, Texas 77019

with a copy to:

General Counsel

Service Corporation International

1929 Allen Parkway

Houston, Texas 77019

and if before Closing, also with a copy to:

John Burleson

Pakis, Giotes, Page & Burleson, P.C.

801 Washington Avenue, Suite 800

Waco, Texas 76701-1289

(2)	if to Buyer, to:

StoneMor Operating LLC

Attention: Lawrence Miller, President & Chief Executive Officer

155 Rittenhouse Circle

Bristol, Pennsylvania 19007

with a copy to:

Blank Rome LLP

Attention: Lewis J. Hoch

One Logan Square

18th & Cherry Streets

Philadelphia, Pennsylvania 19103-6998

or at such other place or places or to such other person or persons as shall be designated by like notice by any party hereto.

Section 10.3 Expenses. Subject to the terms of Section 1.3(a)(i) above, and except as otherwise specifically provided in Sections 5.7 and 5.8 and any other provision of this Agreement, each party hereto shall pay its own expenses, including without limitation, fees and expenses of its agents, representatives, counsel, auditors, and accountants, incidental to the consideration, negotiation, preparation and carrying out of this Agreement and the transactions contemplated hereby.

Section 10.4 Attorney’s Fees. In the event of any controversy, claim or dispute between or among any of the parties hereto arising out of or relating to this Agreement, or any default or breach or alleged default or breach hereof, each party shall pay its own attorney’s fees, costs and expenses associated with any such action except as provided in Article VIII. If any party hereto shall be joined as a party in any judicial, administrative, or other legal proceeding arising from or incidental to any obligation, conduct or action of another party hereto, the party so joined shall be entitled to be reimbursed by the other party for its reasonable attorney’s fees and costs associated therewith.

Section 10.5 Assignment; Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties, except that prior to Closing, Buyer may assign its rights and obligations hereunder to any one or more of its direct or indirect subsidiaries, provided that any such assignment shall not relieve Buyer from its obligations and liabilities hereunder. Except as provided in Article VIII, nothing in this Agreement, expressed or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

Section 10.6 Entire Agreement; Amendment; Waiver.

(a) This Agreement together with the Schedules and Exhibits hereto and the other agreements and documents delivered, or to be delivered, pursuant to Section 7.1 and Section 7.2 (all of which are hereby incorporated herein by reference) embody the whole agreement of the parties with respect to the subject matter hereof and thereof, and there are no promises, terms, conditions, or obligations other than those contained herein and therein. All previous negotiations between the parties, either verbal or written, not herein contained are hereby withdrawn and annulled. This Agreement, together with the Schedules and Exhibits hereto, supersedes all previous communications, representations, or agreements, either verbal or written, between the parties hereto with respect to the subject matter hereof.

(b) This Agreement may not be amended except by an instrument in writing signed on behalf of each party hereto.

(c) No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective. No waiver by any party of any provision of this Agreement in a particular instance shall be deemed to constitute a waiver of such provision thereafter unless otherwise agreed in writing and signed by the party against whom the waiver is to be effective.

(d) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.7 Severability. If one or more provisions of this Agreement shall be held invalid, illegal or unenforceable, such provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement. In either case, the balance of this Agreement shall be interpreted as if such provision were so modified or excluded, as the case may be, and shall be enforceable in accordance with its terms.

Section 10.8 Certain Interpretive Matters. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context otherwise requires, all references in this Agreement to Sections, Articles, Exhibits or Schedules are to Sections, Articles, Exhibits or Schedules of or to this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof. The singular form of any word used herein shall be deemed to include the plural form of such word and vice versa. References herein to feminine, masculine or neuter gender shall be deemed to include all genders. As used herein, the words “and” and “or” shall be deemed to mean “and/or” as the context requires. The word “including” (and with correlative meaning, the word “include”) means including without limiting the generality of any description preceding such word.

Section 10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.10 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws.

[Signature Pages Follow]

In Witness Whereof, the undersigned parties hereto have duly executed this Agreement on the date first above written.

BUYER:

STONEMOR OPERATING LLC, a Delaware limited liability company

By:	/s/ William R. Shane
WILLIAM R. SHANE, Executive Vice President and Chief Financial Officer

STONEMOR GEORGIA LLC, a Georgia limited liability company

By:	/s/ Michael L. Stache
MICHAEL L. STACHE, President and Chief Executive Officer

STONEMOR GEORGIA SUBSIDIARY, INC., a Georgia corporation

By:	/s/ Michael L. Stache
MICHAEL L. STACHE, President and Chief Executive Officer

STONEMOR ALABAMA LLC, an Alabama limited liability company

By:	/s/ Michael L. Stache
MICHAEL L. STACHE, President and Chief Executive Officer

STONEMOR ALABAMA SUBSIDIARY, INC., an Alabama corporation

By:	/s/ Michael L. Stache
MICHAEL L. STACHE, President and Chief Executive Officer

STONEMOR PENNSYLVANIA LLC, a Pennsylvania limited liability company

By:	/s/ Michael L. Stache
MICHAEL L. STACHE, President and Chief Executive Officer

STONEMOR PENNSYLVANIA SUBSIDIARY LLC, a Pennsylvania limited liability company

By:	/s/ Michael L. Stache
MICHAEL L. STACHE, President and Chief Executive Officer

STONEMOR NORTH CAROLINA LLC, a North Carolina limited liability company

By:	/s/ Michael L. Stache
MICHAEL L. STACHE, President and Chief Executive Officer

STONEMOR NORTH CAROLINA SUBSIDIARY LLC, a North Carolina limited liability company

By:	/s/ Michael L. Stache
MICHAEL L. STACHE, President and Chief Executive Officer

STONEMOR NORTH CAROLINA FUNERAL SERVICES, INC.

By:	/s/ Michael L. Stache
MICHAEL L. STACHE, President and Chief Executive Officer

CMS WEST SUBSIDIARY LLC, a Pennsylvania limited liability company

By:	/s/ Michael L. Stache
MICHAEL L. STACHE, President and Chief Executive Officer

SELLERS:

SCI FUNERAL SERVICES, INC., an Iowa corporation

By:	/s/ Ray A. Gipson
RAY A. GIPSON, Vice President

SCI PENNSYLVANIA FUNERAL SERVICES, INC., a Pennsylvania corporation

By:	/s/ Ray A. Gipson
RAY A. GIPSON, Vice President

FUNERAL CORPORATION PENNSYLVANIA, INC., a Pennsylvania corporation

By:	/s/ Ray A. Gipson
RAY A. GIPSON, Vice President

SCI NORTH CAROLINA FUNERAL SERVICES, INC., a North Carolina corporation

By:	/s/ Ray A. Gipson
RAY A. GIPSON, Vice President

SCI ALABAMA FUNERAL SERVICES, INC., an Alabama corporation

By:	/s/ Ray A. Gipson
RAY A. GIPSON, Vice President

ECI CEMETERY SERVICES OF GEORGIA, LLC, a Georgia limited liability company

By:	/s/ Ray A. Gipson
RAY A. GIPSON, Vice President

SCI GEORGIA FUNERAL SERVICES, INC., a Delaware corporation

By:	/s/ Ray A. Gipson
RAY A. GIPSON, Vice President

EXHIBIT A

Direct and Indirect Subsidiaries of StoneMor Operating LLC

BUYER LLC	BUYER NQ SUB
StoneMor Georgia LLC, a Georgia limited liability company	StoneMor Georgia Subsidiary, Inc., a Georgia corporation

StoneMor Alabama LLC, an Alabama limited liability company	StoneMor Alabama Subsidiary, Inc., an Alabama corporation

StoneMor Pennsylvania LLC, a Pennsylvania limited liability company	StoneMor Pennsylvania Subsidiary LLC, a Pennsylvania limited liability company

StoneMor North Carolina LLC, a North Carolina limited liability company	StoneMor North Carolina Subsidiary LLC, a North Carolina limited liability company

CMS West Subsidiary LLC, a Pennsylvania limited liability company

StoneMor North Carolina Funeral Services, Inc.

EXHIBIT B

SCI Subsidiary Owners

SCI Location Number	Location Name and Address	Subsidiary Owner

0261	CEDAR HILL MEMORIAL PARK 1700 Airport Road Allentown, Lehigh County, Pennsylvania 18103	SCI PENNSYLVANIA FUNERAL SERVICES, INC., a Pennsylvania corporation

0603	GRANDVIEW CEMETERY 2735 Walbert Avenue Allentown, Lehigh County, Pennsylvania 18104	SCI PENNSYLVANIA FUNERAL SERVICES, INC., a Pennsylvania corporation

0169	LAUREL CEMETERY 502 Ridge Avenue Allentown, Lehigh County, Pennsylvania 18102	SCI PENNSYLVANIA FUNERAL SERVICES, INC., a Pennsylvania corporation

0287/482	ARLINGTON MEMORIAL PARK & CREMATORY 3843 Lehigh Street Whitehall, Lehigh County, Pennsylvania 18052	SCI PENNSYLVANIA FUNERAL SERVICES, INC., a Pennsylvania corporation

4987	WEBER FUNERAL HOME 502 Ridge Avenue Allentown, Lehigh County, Pennsylvania 18102	FUNERAL CORPORATION PENNSYLVANIA, a Pennsylvania corporation

4988	WEBER FUNERAL HOME 1619 Hamilton Street Allentown, Lehigh County, Pennsylvania 18102	FUNERAL CORPORATION PENNSYLVANIA, a Pennsylvania corporation

4989	NORCROSS-WEBER FUNERAL HOME 101-B North Main Street Coopersburg, Lehigh County, Pennsylvania 18036	FUNERAL CORPORATION PENNSYLVANIA, a Pennsylvania corporation

0651	LAFAYETTE MEMORIAL PARK 132 Twin Hills Road Brier Hill, Fayette County, Pennsylvania 15415-0308	SCI PENNSYLVANIA FUNERAL SERVICES, INC., a Pennsylvania corporation

454 9	HAKY FUNERAL HOME 515 North Main Street Masontown, Fayette County, Pennsylvania 15461	FUNERAL CORPORATION PENNSYLVANIA, a Pennsylvania corporation

SCI Location Number	Location Name and Address	Subsidiary Owner
0652	SYLVAN HEIGHTS CEMETERY 603 North Gallatin Avenue Uniontown, Fayette County, Pennsylvania 15401 and MOUNTAIN VIEW CEMETERY Hopwood-Fairchance Road Uniontown, Fayette County, Pennsylvania 15401	SCI PENNSYLVANIA FUNERAL SERVICES, INC., a Pennsylvania corporation

4490	STEPHEN R. HAKY FUNERAL HOME 607 North Gallatin Avenue Uniontown, Fayette County, Pennsylvania 15401	STEPHEN R. HAKY FUNERAL HOME, INC., a Pennsylvania corporation

0573	RANDOLPH MEMORIAL PARK 4538 U.S. Highway 220 Business North Asheboro, Randolph County, North Carolina 27203	SCI NORTH CAROLINA FUNERAL SERVICES, INC., a North Carolina corporation

4539	RIDGE FUNERAL HOME & CREMATION SERVICE 908 Albemarle Road Asheboro, Randolph County, North Carolina 27203	SCI NORTH CAROLINA FUNERAL SERVICES, INC., a North Carolina corporation

0568	ALAMANCE MEMORIAL PARK 4039 South Church Street Burlington, Alamance County, North Carolina 27215	SCI NORTH CAROLINA FUNERAL SERVICES, INC., a North Carolina corporation

0374	WEST LAWN MEMORIAL PARK 1350 South Main Street China Grove, Rowan County, North Carolina 28023	SCI NORTH CAROLINA FUNERAL SERVICES, INC., a North Carolina corporation

0165	WAYNE MEMORIAL PARK 2925 U.S. Highway 117 North Goldsboro, Wayne County, North Carolina 27530	SCI NORTH CAROLINA FUNERAL SERVICES, INC., a North Carolina corporation

0460	LAKEVIEW MEMORIAL PARK 3600 U.S. Highway 29 North Greensboro, Guilford County, North Carolina 27405	SCI NORTH CAROLINA FUNERAL SERVICES, INC., a North Carolina corporation

0569	OAKHILL MEMORIAL PARK 2603 Tower Hill Road Kinston, Lenoir County, North Carolina 28501	SCI NORTH CAROLINA FUNERAL SERVICES, INC., a North Carolina corporation

0567	PINELAWN MEMORIAL PARK 4488 Highway 70 West Kinston, Lenoir County, North Carolina 28504	SCI NORTH CAROLINA FUNERAL SERVICES, INC., a North Carolina corporation

0360	SKYLINE MEMORY GARDENS 432 Old Buck Shoals Road Mount Airy, Surry County, North Carolina 27030	SCI NORTH CAROLINA FUNERAL SERVICES, INC., a North Carolina corporation

SCI Location Number	Location Name and Address	Subsidiary Owner
0176	Oaklawn Memorial Gardens 3250 High Point Road Winston-Salem, Forsyth County, North Carolina 27107	SCI NORTH CAROLINA FUNERAL SERVICES, INC., a North Carolina corporation

0101	LAKEVIEW MEMORY GARDENS 3800 North Highway 431 Phenix City, Russell County, Alabama 36868	SCI ALABAMA FUNERAL SERVICES, INC., an Alabama corporation

0559	FLORAL MEMORY GARDENS 120 Old Pretoria Road Albany, Dougherty County, Georgia 31707	ECI CEMETERY SERVICES OF GEORGIA, LLC, a Georgia limited liability company

0200	RESTLAWN MEMORY GARDENS 2098 Mooty Bridge Road LaGrange, Troup County, Georgia 30240	SCI GEORGIA FUNERAL SERVICES, INC., a Delaware corporation

0336	FLOYD MEMORY GARDENS U.S. Highway 411 East Rome, Floyd County, Georgia 30165	SCI GEORGIA FUNERAL SERVICES, INC., a Delaware corporation

0334	OAKNOLL MEMORIAL GARDENS 2549 Shorter Avenue Rome, Floyd County, Georgia 30165	SCI GEORGIA FUNERAL SERVICES, INC., a Delaware corporation

0335	SUNSET HILL MEMORIAL GARDENS Church Street Rome, Floyd County, Georgia 30165	SCI GEORGIA FUNERAL SERVICES, INC., a Delaware corporation